FILED PURSUANT TO RULE 424(B)(3)

REGISTRATION NO. 333-146747

PROSPECTUS

PAY88, INC.

4,042,500 shares of Common Stock issuable pursuant to Secured Convertible Promissory Notes
3,887,000 shares of Common Stock

The prospectus relates to the resale by certain selling security holders of Pay88, Inc. of up to 7,929,500 shares of our common stock in connection with the resale of:

•
Up to 2,021,250 shares of our common stock that may be issued pursuant to secured convertible promissory notes that were issued by us in connection with a private placement that closed in September 2007;

•
Up to 2,021,250 shares of our common stock that may be issued pursuant to secured convertible promissory notes that will be issued by us at the second closing of the September 2007 private placement; and

•	3,887,000 shares of our common stock.

The selling security holders may offer to sell the shares of our common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices, or at negotiated prices. For a description of the plan of distribution of the shares, please see page 15 of this prospectus.

Our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol “PAYI.” On October 15, 2007, the closing sale price of our common stock on the OTC Bulletin Board was $1.34.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

Our offices are located at 1053 North Barnstead Road, Barnstead, NH 03225. Our telephone number is (603) 776-6044. Our website can be found at www.pay88.com.

The date of the prospectus is October 31, 2007.

TABLE OF CONTENTS

Prospectus Summary	2

Risk Factors	5

Use of Proceeds	13

Selling Security Holders	13

Plan of Distribution	14

Legal Proceedings	17

Directors, Executive Officers, Promoters and Control Persons	17

Security Ownership of Certain Beneficial Owners and Management	18

Description of Securities	19

Interest of Named Experts and Counsel	23

Disclosure of Commission Position of Indemnification for Securities Act Liabilities	23

Organization Within Last Five Years	23

Description of Business	23

Management’s Discussion and Analysis or Plan of Operation	26

Description of Property	30

Certain Relationships and Related Transactions	31

Market for Common Equity and Related Stockholder Matters	31

Executive Compensation	33

Where You Can Find Additional Information	34

Financial Statements	F-1

You should rely only on the information contained in this prospectus. We have not, and the selling security holders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling security holders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date. In this prospectus, “Pay88,” “the Company,” “we,” “us,” and “our” refer to Pay88, Inc., a Nevada corporation, unless the context otherwise requires. In this prospectus, references to “Qianbao” refers to Chongqing Qianbao Technology Ltd., our wholly owned subsidiary.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment decision. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements, and the notes to the financial statements.

Company Summary

Pay88, Inc. was incorporated on March 22, 2005 under the name "Pay88, Ltd." in the State of New Hampshire. We subsequently decided to reincorporate in the State of Nevada by merging with and into Pay88, Inc., a Nevada corporation formed for such purpose on July 7, 2005. Such merger was effectuated on August 9, 2005.

Initially we focused our business on facilitating money transfers from the United States to China. Prior to September 2006, our operations focused on organizational, start-up, and fund raising activities and entering into an agreement with Chongqing Yahu Information Development Co., Ltd. to provide software to process money transfers. However, we never commenced our proposed business operations or generated revenues in connection with this money transfer business. We presently have no intention to engage in the money transfer business. Nonetheless, we may in the future resume our plans to develop this U.S.-China money transfer business.

We shifted our business focus in September, 2006 as a result of our acquisition of Chongqing Qianbao Technology Ltd. (“Qianbao”), a Chinese limited liability company. Through Qianbao, we are currently engaged in the sale of prepaid telephone and game cards through their internet website, http://www.iamseller.com. We currently offer for sale on such website over 800 software products, including cooking and language software and prepaid game cards for online games.

Our auditor's report for the fiscal year ended December 31, 2006 indicates that certain factors raise substantial doubt about our ability to continue as a going concern.

Recent Developments

Private Placement

On September 12, 2007, we entered into Subscription Agreements with 3 accredited investors for the purchase and sale of $1,155,000 of Secured Convertible Promissory Notes for the aggregate purchase price of $750,000. We received net proceeds from the issuance of the secured convertible promissory notes of $652,237. Pursuant to the terms of the Subscription Agreements, we also issued to these investors Class A warrants and Class B warrants that, in the aggregate, are exercisable to purchase 2,310,000 shares of our common stock, subject to adjustments for certain issuances and transactions. In accordance with the terms of the Subscription Agreements, we will issue additional secured convertible promissory notes in the principal amount of $1,155,000 and an aggregate of 2,310,000 additional warrants on or before the fifth business day after this registration statement containing this prospectus is declared effective by the Securities and Exchange Commission. We plan to use the net proceeds of the secured convertible promissory notes (including the additional notes) to expand our operations.

The secured convertible promissory notes bear interest at the rate of prime plus 4% per annum, and are payable in either cash or, absent any event of default, in shares of our common stock. Payments of interest and principal commence on March 12, 2008 and all accrued but unpaid interest and any other amounts pursuant to the secured convertible promissory notes are due and payable on March 12, 2009 (or earlier upon acceleration following an event of default).

All of the principal and accrued interest on the secured convertible promissory notes is convertible into shares of our common stock at the election of the investors at any time at the conversion price of $1.00 per share (subject to adjustment for certain issuances and transactions).

The secured convertible promissory notes contain default events which, if triggered and not timely cured (if curable), will result in a default interest rate of an additional 5% per annum. In addition, we have to pay the investors 120% plus accrued interest of the outstanding principal amount if the shares of our common stock cease to be eligible for quotation on the Bulletin Board, we sell substantially all of our assets or Guo Fan ceases to be our Chief Executive Officer.

The obligations under the secured convertible promissory notes are secured by our assets, the assets of our wholly-owned subsidiary Qianbao, a pledge of all the shares we hold in Qianbao and personal guaranties of our Chief Executive Officer and our Chief Operating Officer.

We also issued to each investor 1,155,000 Class A Common Stock Purchase Warrants and 1,155,000 Class B Common Stock Purchase Warrants, which are exercisable at any time until September 12, 2012 at an exercise price of $0.81 and $1.13, respectively. These warrants also include a cashless exercise provision which is triggered after March 12, 2008 as well as “full ratchet” anti-dilution provisions with respect to certain securities issuances.

At the option of each investor, the conversion of the secured convertible promissory notes or exercise of the warrants is subject to the restriction that such conversion or exercise does not result in the investor beneficially owning at any one time more that 4.99% of our outstanding shares of common stock.

We agreed to register for resale all of the shares of common stock underlying the secured convertible promissory notes. If the registration statement we file is not declared effective within 91 days from September 16, 2007, we must pay monthly liquidated damages in cash equal to 2% of the principal amount of the secured convertible promissory notes and purchase price of the warrants. We also granted the investors piggyback registration rights along with certain demand registration rights.

Pursuant to the Subscription Agreements, we also granted the investors a right of first refusal with respect to proposed sales of equity or debt securities we make, subject to certain exceptions. The right is effective until the earlier of one year from the effective date of the Registration Statement or the date which the secured convertible promissory notes are satisfied in full.

As a condition to the issuance of the secured convertible promissory notes, we have entered into Lock up Agreements with Guo Fan, our Chief Executive Officer, and Tao Fan, our Chief Operating Officer, and three other individuals pursuant to which each of them has agreed not to sell any shares of our common stock prior to 365 calendar days after the registration statement which contains this prospectus has been declared effective, or until the secured convertible promissory notes are no longer outstanding.

The secured convertible promissory notes and the warrants were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder, as a transaction by us (as the issuer) not involving a public offering.

Issuance of shares to consultants

On September 11, 2007, we issued an aggregate of 6,666,666 shares of our common stock to TVH Limited, a Netherlands limited company, in consideration for services rendered, and 1,333,334 to another consultant who subsequently returned his shares to the Company for cancellation. TVH Limited subsequently transferred its shares to 5 individuals. These issuances were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

Conversion of Series A preferred stock into shares of common stock

On October 3, 2007, we issued 14,000,000 shares of common stock upon conversion of 5,000,000 shares of our Series A Convertible Preferred Stock that we issued to the two shareholders of Qianbao in September 2006 as consideration for the acquisition of that company. The shares were subsequently distributed in China to the shareholders of one of said shareholders. We were required to cause the conversion of our Series A Convertible Preferred Stock pursuant to the Subscription Agreement we entered into with the investors on September 12, 2007. As a result of the conversion of the Series A Convertible Preferred Stock into our common stock, and the issuance to TVH Limited as described above, we now have 30,766,666 shares issued and outstanding as of the date of this prospectus. The issuance of our common stock upon the conversion of the Series A Preferred Stock was exempt from registration pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Our offices are located at 1053 North Barnstead Road, Barnstead, New Hampshire 03225. Our telephone number is (603) 776-6044. Our website can be found at www.pay88.com.

THE OFFERING

Key Facts of the Offering

Shares of common stock being registered	7,929,500

Total shares of common stock outstanding as of the date of this prospectus	30,766,666

Total proceeds raised by us from the disposition of the common stock by the selling security holders or their transferees
We will receive no proceeds from the disposition of already outstanding shares of common stock by the selling security holders or their transferees or the disposition of the shares of common stock issuable pursuant to the secured convertible promissory notes.

Summary Financial Data

The following summary financial information for the fiscal year ended December 31, 2006 was taken from our audited financial statements and unaudited financial information for the quarter ended June 30, 2007, includes balance sheet and statement of operations data. The information contained in this table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and accompanying notes included in this prospectus.

	Pay88, Inc. For the Period April 24, 2006 (Inception) to December 31, 2006	Pay88, Inc. for the quarter ended June 30, 2007
Statement of Operations Data:		(unaudited)
Net Sales	1,199,927	1,242,455
Total Operating Expense	321,436	155,174
Loss from Operations	(294,773)	(125,119)
Net Loss	(297,764)	(137,709)
Loss per Share - Basic	($0.03)	(0.01)
Loss per Share - Diluted	($0.01)	(0.01)

	December 31, 2006	June 30, 2007
Balance Sheet Data:		(unaudited)
Working Capital	(140,018)	(409,755)
Total Assets	728,119	1,232,041
Current Liabilities	381,137	1,148,744

Total Stockholders’ Equity	266,597	2,912

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking information. Forward-looking information includes statements relating to future actions, future performance, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, business strategies, cost savings, objectives of management, and other such matters of the Company. Forward-looking information may be included in this prospectus or may be incorporated by reference from other documents filed with the Securities and Exchange Commission by us. You can find many of these statements by looking for words including, for example, “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may,” or words or expressions of similar meaning in this prospectus or in documents incorporated by reference in this prospectus. Except as otherwise required under applicable law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

We have based the forward-looking statements relating to our operations on management's current expectations, estimates, and projections about us and the industry in which we operate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In particular, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual results may differ materially from those contemplated by these forward-looking statements. Any differences could result from a variety of factors, including, but not limited to general economic and business conditions, competition, and other factors.

RISK FACTORS

Investing in us entails substantial risks. Factors that could cause or contribute to differences in our actual results include those discussed in the following section. You should consider carefully the following risk factors, together with all of the other information included in this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of our common stock.

Risks Relating To Our Business

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history. We were organized in March 2005, and in September 2006 we acquired Chongqing Qianbao Technology Ltd. which operates a website for the sale of prepaid telephone cards and online video games in China. Qianbao has only operated that website since April 2006. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving markets such as the growing market for Internet-based sales in China. Some of these risks and uncertainties relate to our ability to:

•	increase awareness of our brand and the development of customer loyalty;

•	respond to competitive market conditions;

•	respond to changes in regulatory environment of our business in China;

•	manage risks associated with intellectual property rights;

•	maintain effective control of our costs and expenses;

•	raise sufficient capital to sustain and expand our business;

•	attract, retain and motivate qualified personnel; and

•	upgrade our technology to support additional research and development of new prepaid card products.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

We are dependent on third parties for the supply of pre-paid phone and game cards that we resell and any interruption in the production and/or delivery of those pre-paid cards or any increase in the manufacturer’s costs may have a material adverse effect on our revenues and our results of our operations, which may cause our stock price to decline.

Our Chinese subsidiary, Qianbao, purchases prepaid cards from third-party suppliers and thereafter resells them on its website. Since Qianbao does not manufacture any of the cards that they sell and, consequently, it is dependent on the ability of its suppliers to deliver pre-paid cards on a timely basis. Qianbao’s suppliers may also pass on increases in their cost of producing pre-paid phone and game cards, such as higher energy costs or higher raw material costs. If Qianbao’s suppliers pass on those costs or cannot meet Qianbao’s needs for prepaid cards, Qianbao’s revenues and profitability would be negatively affected. If we experience lower revenue and/or lower profitability, our stock price may decline as investors may perceive weakness in our business.

We may be unable to anticipate changes in consumer preferences for prepaid telephone cards or prepaid online video game cards, which may result in decreased demand for our products and may negatively affect our revenues and our operating results.

Our continued operation in the prepaid card market is in large part dependent on our ability to anticipate selling prepaid cards that appeal to the changing tastes, spending habits and preferences of customers. If we are not able to anticipate and identify new consumer trends and sell new products accordingly, demand for our products may decline and our operating results may be adversely affected. In addition, we may incur significant costs relating to identifying new consumer trends and marketing new products or expanding our existing product lines in reaction to what we perceive to be a consumer preference or demand. Such development or marketing may not result in the level of market acceptance, volume of sales or profitability anticipated. For example, we are seeking to offer for sale on our website prepaid study cards, which allow the holder thereof to use online software that assists in the learning of various subjects including Chinese, English and cooking. However, we cannot be sure that such a new product will be popular with our current or potential customers, which would negatively affect our revenues.

If the market for prepaid telephone cards and/or the online video game markets in China does not grow as we expect, our results of operations and financial condition may be adversely affected.

We believe that prepaid telephone cards, online video games and other prepaid products have strong growth potential in China and, accordingly, we have continuously focused our efforts on selling these products. If the prepaid card and online video game market in China does not grow as we expect, our business may be harmed, we may need to adjust our growth strategy and our results of operation may be adversely affected.

The loss of senior management or key personnel or our inability to recruit additional personnel may harm our business.

We are highly dependent on the senior management of Qianbao to manage our prepaid card and online video gaming business and operations and our key marketing personnel for the identifying prepaid cards and Internet technologies to expand our sales and enhance our existing products. In particular, we rely substantially on our chief operating officer, Mr. Tao Fan, to manage Qianbao’s operations and our chief executive officer, Mr. Guo Fan, to manage our overall operations and financing. We do not maintain key man life insurance on any of our senior management or key personnel. The loss of any one of them, Mr. Tao Fan or Mr. Guo Fan, would have a material adverse effect on our business and operations. Competition for senior management, marketing and technical personnel in China is intense and the pool of suitable candidates is limited. We may be unable to locate a suitable replacement for any senior management or key marketing or technical personnel that we lose. In addition, if any member of our senior management or key marketing or technical personnel joins a competitor or forms a competing company, they may compete with us for customers, suppliers and/or business partners and other key professionals and staff members of our company. Although each of our senior management and key marketing and technical personnel has signed a confidentiality and non-competition agreement in connection with their employment with us, we cannot assure you that we will be able to successfully enforce these provisions in the event of a dispute between us and any member of our senior management or key marketing and technical personnel.

We compete for qualified personnel with other prepaid telephone card and online video gaming companies, marketing firms and software and Internet companies. Intense competition for these personnel could cause our compensation costs to increase significantly, which could have a material adverse effect on our results of operations. Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel. If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals.

We may require additional financing in the future and our operations could be curtailed if we are unable to obtain required additional financing when needed.

In the notes to our financial statements for the year ended December 31, 2006 and for the quarter ended June 30, 2007 both disclosed going concern issues. Additionally, our registered independent auditors have a going concern exception to its audit report, dated March 27, 2007, regarding our financial statements for the 2006 fiscal year. Consequently, we will need to obtain additional debt or equity financing to fund operations and to execute our business plan. Additional equity may result in dilution to the holders of our outstanding shares of capital stock. Additional debt financing may include conditions that would restrict our freedom to operate our business, such as conditions that:

•	limit our ability to pay dividends or require us to seek consent for the payment of dividends;

•	increase our vulnerability to general adverse economic and industry conditions;

•
require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

We derive all of our revenues from sales in China and any downturn in the Chinese economy could have a material adverse effect on our business and financial condition.

All of our revenues are generated from sales in China. We anticipate that revenues from sales of our products in China will continue to represent a substantial proportion of our total revenues in the near future. Any significant decline in the condition of China economy could, among other things, adversely affect consumer buying power and discourage consumption of our products, which in turn would have a material adverse effect on our revenues and profitability.

Our largest stockholder has significant influence over our management and affairs and could exercise this influence against your best interests.

At October 15, 2007, Mr. Guo Fan, our Chairman, Chief Executive Officer and our largest stockholder, beneficially owned approximately 24.7% of our outstanding shares of common stock, and our other executive officers and directors collectively beneficially owned an additional 4.5% of our outstanding shares of common stock. As a result, pursuant to our By-laws and applicable laws and regulations, our controlling shareholder and our other executive officers and directors are able to exercise significant influence over our Company, including, but not limited to, any stockholder approvals for the election of our directors and, indirectly, the selection of our senior management, the amount of dividend payments, if any, our annual budget, increases or decreases in our share capital, new securities issuance, mergers and acquisitions and any amendments to our By-laws. Furthermore, this concentration of ownership may delay or prevent a change of control or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could decrease the market price of our shares.

If we fail to develop and maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud; as a result, current and potential shareholders could lose confidence in our financial reports, which could harm our business and the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires us to evaluate and report on our internal controls over financial reporting and have our independent registered public accounting firm annually attest to our evaluation, as well as issue their own opinion on our internal controls over financial reporting, beginning with our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2008. We plan to prepare for compliance with Section 404 by strengthening, assessing and testing our system of internal controls to provide the basis for our report. The process of strengthening our internal controls and complying with Section 404 is expensive and time consuming, and requires significant management attention. We cannot be certain that the measures we will undertake will ensure that we will maintain adequate controls over our financial processes and reporting in the future. Furthermore, if we are able to rapidly grow our business, the internal controls that we will need will become more complex, and significantly more resources will be required to ensure our internal controls remain effective. Failure to implement required controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. If we or our auditors discover a material weakness in our internal controls, the disclosure of that fact, even if the weakness is quickly remedied, could diminish investors’ confidence in our financial statements and harm our stock price. In addition, non-compliance with Section 404 could subject us to a variety of administrative sanctions, including the suspension of trading, ineligibility for listing on one of the Nasdaq Stock Markets or national securities exchanges, and the inability of registered broker-dealers to make a market in our common stock, which would further reduce our stock price.

Risks Relating To Conducting Business in China

Substantially all of our assets and operations are located in China, and substantially all of our revenue is sourced from China. Accordingly, our results of operations and financial position are subject to a significant degree to economic, political and legal developments in China, including the following risks:

Changes in the political and economic policies of China government could have a material adverse effect on our operations.

Our business operations may be adversely affected by the political and economic environment in China. China has operated as a socialist state since 1949 and is controlled by the Communist Party of China. As such, the economy of China differs from the economies of most developed countries in many respects, including, but not limited to:

•	structure	•	capital re-investment

•	government involvement	•	allocation of resources

•	level of development	•	control of foreign exchange

•	growth rate	•	rate of inflation

In recent years, however, the government has introduced measures aimed at creating a “socialist market economy” and policies have been implemented to allow business enterprises greater autonomy in their operations. Nonetheless, a substantial portion of productive assets in China is still owned by Chinese government. Changes in the political leadership of China may have a significant affect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in China, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, regulation of the Internet and foreign investment. Moreover, economic reforms and growth in China have been more successful in certain provinces in China than in others, and the continuation or increases of such disparities could affect the political or social stability in China.

Although we believe the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development in China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn materially adversely affect the price at which our stock trades.

Social conditions in China could have a material adverse effect on our operations as the Chinese government continues to exert substantial influence over the manner in which we must conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, regulation of the Internet, protection of intellectual property and other matters. We believe our operations in China are in compliance, in all material respects, with all applicable legal and regulatory requirements. However, the central or local governments may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. If the Chinese government or local municipalities limit our ability to market and sell our products in China or to finance and operate our business in China, our business could be adversely affected.

Recent regulatory reforms in China may limit our ability as an offshore company controlled by the People’s Republic of China residents to acquire additional companies or businesses in China, which could hinder our ability to expand in China and adversely affect our long-term profitability.

Our long-term business plan may include an acquisition strategy to increase the number or types of products we offer, increase our Web site capabilities, strengthen our sources of supply or broaden our geographic reach. Recent Chinese government regulations relating to acquisitions of Chinese companies by foreign entities controlled by Chinese residents may limit our ability to acquire Chinese companies and adversely affect the implementation of our strategy as well as our business and prospects.

On August 8, 2006, China Ministry of Commerce, the State Assets Supervision and Administration of Commerce, the State Administration of Taxation, the State Administration of Industry and Commerce, the China Securities Regulatory Commission and the State Administration of Foreign Exchange jointly promulgated a new rule entitled “Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors” (the “M&A Rules”), which became effective on September 8, 2006, relating to acquisitions by foreign investors of businesses and entities in China. The M&A Rules provide the basic framework in China for the approval and registration of acquisitions of domestic enterprises in China by foreign investors.

In general, the M&A Rules provide that if an offshore company controlled by Chinese residents intends to acquire or take control of a Chinese company, such acquisition or transaction will be subject to strict examination by the relevant foreign exchange authorities. The M&A Rules also state that the approval of the relevant foreign exchange authorities is required for any sale or transfer by China residents of a Chinese company’s assets or equity interests to foreign entities, such as us, for equity interests or assets of the foreign entities.

The M&A Rules also stress the necessity of protecting national economic security in China in the context of foreign acquisitions of domestic enterprises. Foreign investors must comply with comprehensive reporting requirements in connection with acquisitions of domestic companies in key industrial sectors that may affect the security of the “national economy” or in connection with acquisitions of domestic companies holding well-known trademarks or traditional brands in China. Failure to comply with such reporting requirements that cause, or may cause, significant impact on national economic security may be terminated by the relevant ministries or be subject to other measures as are deemed necessary to mitigate any adverse impact.

Our business operations or future strategy could be adversely affected by the interpretations of the M&A Rules. For example, if we decide to acquire a Chinese company, we cannot assure you that we or the owners of such company, as the case may be, will be able to complete the necessary approvals, filings and registrations for the acquisition. This may restrict our ability to implement our acquisition strategy and adversely affect our business and prospects.

Further movements in exchange rates may have a material adverse effect on our financial condition and results of operations.

At present, almost all of our sales are denominated in Renminbi. Since 1994, the conversion of the Renminbi into foreign currencies has been based on rates set by the People’s Bank of China, and the exchange rate for the conversion of the Renminbi to U.S. dollars had generally been stable. However, starting from July 21, 2005, the Chinese government moved the Renminbi to a managed floating exchange rate regime based on market supply and demand with reference to a basket of currencies. As a result, the Renminbi is no longer directly pegged to the U.S. dollar. On October 15, 2007, the exchange rate of the U.S. dollar against the Renminbi was RMB 7.51 per U.S. dollar. The exchange rate may become volatile, the Renminbi may be revalued further against the U.S. dollar or other currencies or the Renminbi may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the Renminbi against the U.S. dollar or other currencies, any of which could have a material adverse effect on our financial condition and results of operations.

Governmental control of currency conversion may affect the ability of our company to obtain working capital from our subsidiaries located in China and the value of your investment.

China’s government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency outside of China. We currently receive all of our revenues in Renminbi. Under our current structure, our income is primarily derived from payments from Qianbao. Shortages in the availability of foreign currency may restrict the ability of Qianbao to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy its foreign currency denominated obligations. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from China State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required in those cases in which Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies. China’s government also may at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Qianbao is subject to restrictions on making payments to us, which could adversely affect our cash flow and our ability to pay the noteholders and dividends on our capital stock.

We are a company incorporated in the State of Nevada and do not have any assets or conduct any business operations other than through our operating subsidiary in China. As a result, we will rely entirely on payments or dividends from Qianbao for our cash flow to fund the payments pursuant to the secured convertible notes and our corporate overhead and regulatory obligations. The Chinese government imposes controls on the conversion of Renminbi into foreign currencies and the remittance of currencies out of China. As a result, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. Further, if Qianbao incurs debt of its own, the instruments governing such debt may restrict such subsidiary’s ability to make payments to us. If we are unable to receive all of the funds we require for our operations from Qianbao, we may not have sufficient cash flow to fund our indebtedness, corporate overhead and regulatory obligations in the United States. We may be unable to pay dividends on our shares of capital stock.

Uncertainties with respect to the Chinese legal system could adversely affect our ability to enforce our legal rights.

We conduct our business primarily through Qianbao, our subsidiary in China. Our operations in China are governed by Chinese laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. China legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully-integrated legal system and recently-enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, China legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. The uncertainties regarding such regulations and policies present risks that may affect our ability to achieve our business objectives. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be materially and adversely affected. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

It may be difficult to effect service of process upon us or our directors or senior management who live in China or to enforce any judgments obtained from non-Chinese courts.

Our operations are conducted and our assets are located within China. In addition, a majority of our directors and all of our senior management personnel reside in China, where all of their assets are located. You may experience difficulties in effecting service of process upon us, our directors or our senior management as it may not be possible to effect such service of process outside China. In addition, China does not have treaties with the United States and many other countries providing for reciprocal recognition and enforcement of court judgments. Therefore, recognition and enforcement in China of judgments of a court in the United States or certain other jurisdictions may be difficult or impossible.

Recent amendments to the corporate income tax law in China may increase the income taxes payable by our operating subsidiary located in China, which could adversely affect our profitability.

On March 16, 2007, the National People’s Congress of China adopted a new corporate income tax law in its fifth plenary session. The new corporate income tax law unifies the application scope, tax rate, tax deduction and preferential policy for both domestic and foreign-invested enterprises. The new corporate income tax law will be effective on January 1, 2008. According to the new corporate income tax law, the applicable income tax rate for our operating subsidiary is subject to change. As the implementation detail has not yet been announced, we cannot be sure of the potential impact of such new corporate income tax law on our financial position or operating results.

Risk Relating to an Investment in Our Securities

Our common stock is thinly traded and you may be unable to sell at or near “ask” prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained. However, we do not rule out the possibility of applying for listing on the Nasdaq Global Market or other exchanges. Our common stock has historically been sporadically or “thinly-traded” on the “Over-the-Counter Bulletin Board,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-adverse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of our common stock in either direction. The price for our shares could, for example, decline precipitously in the event a large number of shares of our common stock is sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained.

The market price for our stock may be volatile and subject to wide fluctuations, which may adversely affect the price at which you can sell our shares.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operations results;

•	changes in financial estimates by securities research analysts;

•	changes in the economic performance or market valuations of other Internet companies offering prepaid telephone cards and/or online video games;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•	intellectual property litigation; and

•	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

Future sales of shares of our common stock may decrease the price for such shares.

On October 4, 2007, we issued 14,000,000 shares of our common stock upon the conversion of 5,000,000 shares of Series A Convertible Preferred Stock. Although we are not registering those shares for resale, commencing on October 4, 2008, these shares will become eligible for sale on the Over-the-Counter Bulletin Board, under Rule 144 promulgated under the Securities Act of 1933. In addition, we are registering for resale under this prospectus, up to 7,929,500 shares of common stock, which may be sold at any time. We are also required to register for resale additional shares of our common stock or shares that are issuable upon exercise of warrants issued to the selling security holders. Once such shares are registered, they can be freely sold in the public market. If any of our stockholders either individually or in the aggregate cause a large number of securities to be sold in the public market, or if the market perceives that these holders intend to sell a large number of securities, such sales or anticipated sales could result in a substantial reduction in the trading price of shares of our common stock and could also impede our ability to raise future capital.

Our common shares are subject to the "Penny Stock" Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Accordingly, all of the foregoing reduces the ability of a shareholder to sell our shares which may reduce the market price of our stock.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them. There is no assurance that stockholders will be able to sell shares when desired.

USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares of common stock by the selling security holders or their transferees.

SELLING SECURITY HOLDERS

We are registering the following shares of our common stock that (i) may be issued pursuant to secured convertible promissory notes that were issued by us in connection with a private placement that closed in September 2007; (ii) may be issued pursuant to secured promissory notes that will be issued to the selling security holders indicated below within 5 business days after the Registration Statement containing this prospectus is declared effective by the Securities and Exchange Commission; and (iii) were transferred to the persons indicated below from a certain consultant engaged by us. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable. Each of the selling security holders (i) purchased the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the selling security holder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling security holders. None of the selling security holders is a registered broker-dealer or an affiliate of a registered broker-dealer.

Selling Security Holder	Common Stock Beneficially Owned Before Offering		Shares of Common Stock Being Offered in the Offering		Common Stock Beneficially Owned After Offering	Percent After Offering
Alpha Capital Anstalt Pradafant 7 9490 Furstentums Vaduz, Lichtenstein	3,003,000	(1)(2)	1,751,750	(3)	1,251,250	3.91%

Whalehaven Capital Fund Limited c/o FWS Capital Ltd. 3rd Floor, 14 Par-Laville Road Hamilton, Bermuda HM08	3,003,000	(1)(3)	1,751,750	(3)	1,251,250	3.91%

Osher Capital Partners LLC 5 Sansberry Lane Spring Valley, NY 10977	924,000	(1)(4)	539,000	(3)	385,000	1.23%

Eliezer Oppenheimer 12/3 Zoltist Jerusalem, Israel	1,333,334	(5)(6)	1,333,334		—0—	0

Natan Birnack 28 Mizrahi St. Jerusalem, Israel	1,220,333	(6)	1,220,333		—0—	0

Yehezkel Klohr 13 Sadigura St. Jerusalem, Israel	1,333,333	(6)	1,333,333		—0—	*

* Less than 1.0%

(1)
Includes shares of common stock that are issuable to the selling security holders following the conversion of interest and/or principal of secured convertible promissory notes held by the selling security holders, and that were purchased in the private placement that closed in September 2007, and the secured convertible promissory notes to be issued to the selling security holders on the second closing of the private placement, scheduled to occur on the 5 business day after the registration statement containing this prospectus is declared effective by the Securities and Exchange Commission, or our payment of the interest and/or principal of the secured convertible promissory notes held by the selling security holder with shares of our common stock and shares of common stock issuable upon the exercise of warrants issued in the private placement that closed in September 2007.

(2)
The shares beneficially owned by Alpha Capital Anstalt (“Alpha Capital”) before the offering include (a) 500,500 shares of common stock issuable to Alpha Capital pursuant to the conversion of interest and/or principal of secured convertible promissory notes held by Alpha Capital or our payment of the interest and/or principal of the secured convertible promissory notes held by Alpha Capital; (b) warrants exercisable to purchase 1,001,000 shares of common stock; Also included are shares of common stock issuable to Alpha Capital pursuant to notes and warrants that will be issued to Alpha Capital at a second closing for the September 2007 private placement. This second closing is required to occur within five business days after the registration statement containing this prospectus is declared effective by the SEC. At this second closing, Alpha Capital will purchase (a) secured convertible promissory notes convertible into 500,500 shares of common stock and (b) warrants exercisable to purchase 1,001,000 shares of common stock. Konrad Ackerman is a director of Alpha Capital and has the voting and investment power of the shares of our Common stock owned by Alpha Capital.

(3)
The shares being offered by the selling security holder is equal to 175% of the shares issued and issuable upon conversion of the secured convertible promissory notes held by the selling security holder.

(4)
The shares beneficially owned by Whalehaven Capital Fund Limited (“Whalehaven”) before the offering includes (a) 500,500 shares of common stock issuable to Whalehave pursuant to the conversion of interest and/or principal of secured convertible promissory notes held by Whalehaven or our payment of the interest and/or principal of the secured convertible promissory notes held by Whalehaven; (b) warrants exercisable to purchase 1,001,000 shares of common stock; Also included are shares of common stock issuable to Whalehaven pursuant to notes and warrants that will be issued to Whalehaven at a second closing for the September 2007 private placement. This second closing is required to occur within five business days after the registration statement containing this prospectus is declared effective by the SEC. At this second closing, Whalehaven will purchase (a) secured convertible promissory notes convertible into 500,500 shares of common stock and (b) warrants exercisable to purchase 1,001,000 shares of common stock. Brian Mazella is the President of Whalehaven and has the voting and investment power of the shares of our Common stock owned by Whalehaven.

(5)
The shares beneficially owned by Osher Capital Partners LLC (the “Osher”) before the offering includes (a) 154,000 shares of common stock issuable to Osher pursuant to the conversion of interest and/or principal of secured convertible promissory notes held by Osher or our payment of the interest and/or principal of the secured convertible promissory notes held by Osher; (b) warrants exercisable to purchase 308,000 shares of common stock; Also included are shares of common stock issuable to Osher pursuant to notes and warrants that will be issued to Osher at a second closing for the September 2007 private placement. This second closing is required to occur within five business days after the registration statement containing this prospectus is declared effective by the SEC. At this second closing, Osher will purchase (a) secured convertible promissory notes convertible into 154,000 shares of common stock and (b) warrants exercisable to purchase 308,000 shares of common stock. Yisroel Kluger is the President of Osher and has the voting and investment power of the shares of our Common stock owned by Osher.

(6)
Mr. Oppenheimer is subject to a lock-up agreement with pursuant to which he agreed not to sell any shares of our common stock prior to 365 calendar days after the registration statement which contains this prospectus has been declared effective, or until the secured convertible promissory notes are no longer outstanding.

(7)	The selling security holder received the shares from TVH Limited, a consultant, who received an aggregate of 6,666,666 shares from us in consideration for services provided.

PLAN OF DISTRIBUTION

The selling security holders, which as used herein includes donees, pledgees, transferees, or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling security holder as a gift, pledge, partnership distribution, or other transfer, may, from time to time, sell, transfer, or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

If any of the selling security holders would be identified as a registered broker-dealer in the selling security holders table above is an “underwriter” within the meaning of Section 2(11) of the Securities Act of 1933 in connection with the resale of our securities under this prospectus. Any commissions received by such selling security holders and any profit on the resale of the shares of our common stock (including the shares of common stock issuable upon the exercise of the warrants) sold by such security holders while acting as principals will be deemed to be underwriting discounts or commissions. Because it is deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act of 1933, the selling security holders that are identified as a registered broker-dealer in the selling security holders table will be subject to prospectus deliver requirements under the Securities Act.

The selling security holders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling security holders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling security holders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling security holders and any underwriters, broker-dealers, or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling security holders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling security holders who are the noteholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling security holders who are the noteholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9, which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny-stock rules, which impose additional sales-practice requirements on broker-dealers that sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny-stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized-risk disclosure document in a form prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny-stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny-stock rules require that, prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny-stock rules. Consequently, these penny-stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny-stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this prospectus in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise a selling security holder as to which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this prospectus who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

LEGAL PROCEEDINGS

We are not currently a party in any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Directors, Executive Officers, Promoters, and Control Persons

Each of our directors serves for a term of one year or until the successor is elected at our annual shareholders' meeting and is qualified, subject to removal by our shareholders. Each officer serves, at the pleasure of our board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Set forth below is the name, age and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of our current directors and executive officers.

Name	Age	Positions and Offices Held
Guo Fan	29	Chairman, President, CEO, CFO and Director
Tao Fan	35	Chief Operating Officer, and Director
Gordon Preston	64	Director, Secretary
Shiqing Fu	43	Director

Mr. Guo Fan has been our Chairman, President, CEO and CFO since our incorporation. Since January 2004, Mr. Fan has been the Internet Operations Senior Consultant for ChongQing Junfang Science Technology, a private computer software company located in Chongqing, China. In this role, Mr. Fan had developed operating and financial policies and procedures for the company. From January 2000 through August 2003 Mr. Fan was an officer of Hampstead Players Inc., a company involved in traveling theater productions. From September 2003 through March 2005, he was the manager of New Hampshire Fireworks Inc., a major distributor of Chinese fireworks. Mr. Fan received his Associate in Science Degree from the New Hampshire Technical Institute (NHTI) in August 1998.

Mr. Tao Fan has been our chief operating officer since February 1, 2007 and has been a director since April 5, 2007. He is the Chief Executive Officer and Chairman of the Board of Directors of Qianbao, our wholly-owned subsidiary. Mr. Tao Fan is also the Chief Executive Officer of Chongqing Yahu Information Development Co., Ltd. (“Yahu”). Prior to the acquisition of Qianbao by us, Yahu was the principal shareholder of Qianbao. Over the past five years, Mr. Tao Fan has served as a senior operations consultant for several Chinese corporations. These corporations include but are not limited to Chongqing Wanguo Shareholding Co., Ltd., Chongqing Ice Water Ltd., and Chongqing Shuanggui Industrial Garden Ltd. Mr. Tao Fan studied in China Northern Industrial University from 1991 to 1993, majoring in English and Information Technology

Mr. Gordon Preston has been a Director and our secretary since our incorporation. Mr. Preston is a mechanical engineer with a broad international work experience. Since 2003, Mr. Preston was Elected Selectman Barnstead, New Hampshire for a three year term. Mr. Preston is focusing his efforts in this capacity on helping the community develop and implement an economic recovery plan. From May 1992 through 2000 he served as Marketing Director of Precious Metal Industries Ltd. In this position, Mr. Preston was responsible for dealing with refinery contracts throughout the Soviet Union and Eastern Europe. In 2000 he established Hampstead Stage Co. in New Hampshire, a non-profit company engaged in traveling theater production. Gordon initially obtained Degree in Mechanical Engineering (HND) in the United Kingdom at Derby University in 1961.

Ms. Shiqing Fu has been a director of Pay88 since September 5, 2006. Ms. Fu is a licensed accountant practicing in Chongqing, China. From 2001 until February 2004, Ms. Fu served as Vice General Manager of Chongqing Deheng Securities Ltd., where she was responsible for the day to day operations. In February 2004 Ms. Fu assumed her current position of General Manager of Chongqing Jiarun Accounting Office Ltd., where her role has been to manage operations of the company.

There are no family relationships among any of the officers and directors, except that Mr. Tao Fan and Mr. Guo Fan are brothers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of October 15, 2007, the number of shares of common stock beneficially owned by (i) each person or entity known to us to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each of our officers and directors; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 30,766,666 shares of our common stock issued and outstanding as of October 15, 2007. Except for the warrants and secured convertible promissory notes issued in the private placement that closed in September 2007, we do not have any other outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Guo Fan c/o Pay88, Inc. 1053 North Barnstead Road Barnstead, NH 03225	7,600,000	24.7%

Tao Fan c/o Chongqing Qinbao Technology Ltd. No. 78 1st Yanghe Village Jiangbei District, Chongqing China	1,393,000	4.5%

Gordon Preston c/o Pay88, Inc. 1053 North Barnstead Road Barnstead, NH 03225	0	*

Shiqing Fu c/o Chongqing Qinbao Technology Ltd. No. 78 1st Yanghe Village Jiangbei District, Chongqing China	270,000	*

All directors and executive officers as a group (four persons)	8,293,000	29.2%

* Less than one percent.

DESCRIPTION OF SECURITIES

Security Holders

At October 15, 2007, there were 30,766,666 shares of common stock outstanding which were held by 570 stockholders of record.

Transfer Agent

We have appointed Island Stock Transfer, with offices at 100 Second Avenue South, Suite 104N, St. Petersburg, Florida 33701, phone number (727) 289-0010, as transfer agent for our shares of common stock. The transfer agent is responsible for all record-keeping and administrative functions in connection with the common shares.

Dividends

Dividends, if any, will be contingent upon our revenues and earnings, if any, and capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of the Board of Directors. We presently intend to retain all earnings, if any, and accordingly the Board of Directors does not anticipate declaring any dividends prior to a business combination.

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation which has been previously filed by us as an exhibit to our registration statement on Form SB-2, Commission File No. 333-129018, filed on October 14, 2005.

Common Stock

We are authorized to issue 100,000,000 common stock with par value of $.001 per share, of which 30,766,666 shares are issued and outstanding as of October 15, 2007. Holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. Each holder of the Company's common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors.

Subject to the rights of holders of shares of Preferred Stock in the future, if any, holders of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our shares of Preferred Stock, if any, our assets will be divided pro rata on a per share basis among the holders of our common stock. The common stock is not subject to any liability for further assessments.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock. Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, shares of preferred stock could be issued quickly and easily, negatively affecting the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue up to 5,000,000 shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

On September 5, 2005, we filed a Certificate of Designation that fixed the designation, powers, preferences, and rights for 5,000,000 shares of Series A Convertible Preferred Stock. The holders of the Series A Convertible Preferred Stock are entitled to receive dividends, on as converted basis, when and as paid to the holders of the common stock. Each share of our Series A Convertible Preferred Stock is convertible into 2.8 shares of our common stock. The conversion ratio of the Series A Convertible Preferred Stock will be proportionately adjusted in the event of stock split, reverse stock split, stock dividend, a capital reclassification, reorganization or otherwise.

In the event that we wind up our operations, dissolve or liquidate, the holders of the Series A Convertible Preferred Stock will have first priority to the distribution of assets over the common stock, including a preference payment of $0.01 per share plus payment of all accumulated but unpaid dividends and distributions.

The holders of shares of Series A Convertible Preferred Stock are entitled to vote together with the holders of the common stock, as a single class, upon all matters submitted to holders of common stock for a vote. Each share of Series A Convertible Preferred Stock will carry a number of votes equal to the number of shares of common stock issuable as if converted at the record date.

On September 5, 2006, 4,950,000 shares of Series A Convertible Preferred Stock were issued to Chongqing Yahu Information Development Co., Ltd. and 50,000 shares of Series A Convertible Preferred Stock to Ying Bao. On October 3, 2007, all 5,000,000 shares of Series A Convertible Preferred Stock were converted into an aggregate of 14,000,000 shares of our common stock. There are currently no shares of Series A Convertible Preferred Stock issued and outstanding.

On October 3, 2007, Pay88 issued 14,000,000 shares of common stock upon conversion of 5,000,000 shares of our Series A Convertible Preferred Stock that we issued to Chongqing Yahu Information Development Co and Mr. Ying Bao. We were required to cause the conversion of our Series A Convertible Preferred Stock pursuant to the Subscription Agreement we entered into with the investors on September 12, 2007. As a result of Chongqing Yahu Information Development Co., conversion of the Series A Preferred Stock and subsequent distribution of such shares to its shareholders, Mr. Tao Fan, our Chief Operating Officer and a director, received an additional 700,000 shares of our common stock. The issuance of our common stock upon the conversion of the Series A Preferred Stock was exempt from registration pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Class A Warrants and Class B Warrants

On September 12, 2007, we entered into Subscription Agreements with 3 accredited investors, pursuant to which we issued to these investors Class A warrants and Class B warrants that, in the aggregate, are exercisable to purchase 4,620,000 shares of our common stock, subject to adjustments for certain issuances and transactions

Set forth below is information concerning the Class A and Class B warrants.

Exercise Price and Term. The Class A warrants and the Class B warrants are exercisable, without any vesting, until September 12, 2012. The Class A warrants are exercisable to purchase shares of our common stock at an exercise price of $0.81, and the Class B warrants are exercisable to purchase shares of our common stock at an exercise price of $1.13.

Cashless Exercise. On and after March 12, 2008, if there is not an effective registration statement covering the resale of the shares of common stock underlying the Class A warrants and the Class B warrants, then the Class A warrants and the Class B warrants may be exercised using a cashless exercise procedure.

Transferability. The Class A warrants and the Class B warrants are transferable subject to compliance with applicable securities laws.

Adjustments. The exercise price and the number of shares of common stock issuable upon the exercise of the Class A warrants and the Class B warrants are subject to adjustments in the event of a stock split, reverse stock split, reclassifications of our common stock or stock dividend. In such event, the exercise price and the number of shares of our common stock issuable upon the exercise of each Class A warrant and Class B warrant will be adjusted by us so that the number of shares of our common stock that the holder of the Class A warrants and the Class B warrants would have received if such holder had exercised his or her Class A warrants and Class B warrants on the record date fixed for such subdivisions, combinations, reclassifications or stock dividend.

Subsequent Equity Sales. In the event that we sell or offer to sell our common stock at price per share less than the exercise price of the Class A warrants or the Class B warrants (“Dilutive Issuance”), then the (i) exercise price of the Class A warrant and/or the Class B warrant (as the case may be) will be reduced to the price at which we offered the stock in the Dilutive Issuance. Additionally, the number of shares issuable upon the exercise of the Class A warrants and/or the Class B warrants (as the case may be) will be proportionately increased so that we will still receive the same aggregate proceeds from the exercise of the Class A warrants and/or the Class B warrants (as the case may be) after the exercise price reduction as we would have received prior to the exercise price adjustment.

Merger, Asset Sale, Etc. If we effect any merger, consolidation, any sale of all or substantially all of our assets or if any tender offer or exchange offer is completed pursuant to which our stockholders are permitted to tender or exchange their shares for other securities, cash or property, or we consummate a stock purchase or other business combination that results in the acquisition of more than the 50% of our outstanding shares of common stock of if any "person" or "group" becomes the "beneficial owner", directly or indirectly, of 50% of the outstanding shares of our common stock or we effect any reclassification of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, then, the holders of the Class A warrants and the Class B warrants will have the right to receive the consideration they would have received in such transaction had they exercised their Class A warrants and Class B warrant as of the date on which our stockholders became entitled to receive the consideration for such transaction. In the event of any all cash transaction, an issuer tender offer or a transaction involving an entity that acquirer is not traded on an exchange or on a Nasdaq market, then the holders of the Class A warrants and the Class B warrants, will be entitled to receive cash equal to the value of the Class A warrants and Class B warrants as determined using the Black-Scholes option pricing formula.

Dissolution. In the event we dissolve following the transfer of all or substantially all of out properties or assets, then, prior to such dissolution, we will deliver, at our expense, the stock and other securities and property (including cash, where applicable) receivable by the holder of the Class A warrants and Class B warrants after the effective date of such dissolution, to a bank or trust company having its principal office in New York, NY, as trustee for the holder of the Class A warrants and Class B warrants. Such property shall be delivered to the holders of the Class A warrants and Class B warrants only upon payment of the exercise price of the Class A warrants and Class B warrants.

Registration. We have agreed to register for resale, at our expense, the shares of common stock underlying the Class A warrants and the Class B warrants. We are subject to a penalty of 2% of the aggregate amount invested by the holders of the Class A warrants and Class B warrants for each 30-day period or pro rata for any portion following certain non-registration events. We must keep this resale registration statement effective for a period of two (2) years.

Holder of any Class A warrants and Class B warrants Not a Stockholder. The Class A warrants and the Class B warrants do not confer upon the holders any voting, dividends or other rights as our stockholders.

Secured Convertible Promissory Notes

Maturity Date. All accrued but unpaid interest and any other amounts due of secured convertible promissory notes are due and payable on March 12, 2009 (or earlier upon acceleration following an event of default)

Interest Rate. The Notes bear interest at the rate of prime plus 4% per annum, payable in either (a) cash equal to 110% of 8.33% of the initial principal amount of the Note or (b) absent any event of default, in shares of our common stock at the lesser of (i) $1.00 per share or (ii) 80% of the average of the closing bid prices of our common stock for the 20 trading days preceding the payment date. Said payments commence on March 12, 2008 and all accrued but unpaid interest and any other amounts due thereon is due and payable on March 12, 2009, or earlier upon acceleration following an event of default

Conversion. All of the principal and accrued interest on the secured convertible promissory notes is convertible into shares of our common stock at the election of the investors, at any time, at the conversion price of $1.00 per share (subject to adjustment for certain issuances, transactions or events).

Interest Payments and Penalties. Payments of interest and principal commence on March 12, 2008. The secured convertible promissory notes contain default events which, if triggered and not timely cured (if curable), will result in a default interest rate of an additional 5% per annum. In addition, we have to pay the investors 120% plus accrued interest of the outstanding principal amount if the shares of our common stock cease to be eligible for quotation on the Bulletin Board, we sell substantially all of our assets or Guo Fan ceases to be our Chief Executive Officer. In the event the closing price of our common stock for the ten trading days preceding the due date for interest payments is equal to or greater than 200% of the conversion price of the secured convertible promissory notes, then the Company may not elect to pay the corresponding monthly amount with cash but must instead pay with shares of common stock valued at the fixed conversion price.

Security. The obligations under the secured convertible promissory notes are secured by our assets, the assets of our wholly-owned subsidiary Qianbao, a pledge of all the shares we hold in Qianbao and personal guaranties of Guo Fan, our Chief Executive Officer, and Tan Fan, our Chief Operating Officer.

Registration. We have agreed to register for resale, at our expense, the shares of common stock underlying the secured convertible promissory notes as well as the shares of common stock that we may issue in payment of interest. We are subject to a penalty of 2% of the aggregate amount invested by the holders of the secured convertible promissory notes for each 30-day period or pro rata for any portion following certain non-registration events. We must keep this resale registration statement effective for a period of two (2) years.

Redemption. If we are prohibited from issuing shares of common stock or if there is an event of default under the secured convertible promissory note, or we have a change of control or we liquidate, then, at the election of each note holder, we must pay 120% of the accrued interest multiplied by the outstanding principal amount of such investor’s secured convertible promissory note. Upon receipt of the mandatory redemption payment, such investor’s note will be deemed paid. For purposes of the redemption, a “change of control” means that we no longer have a class of stock listed, we become a subsidiary of another entity, Mr. Guo Fan is not our President and CEO or we sell substantially all of our assets.

Conversion Limitation. No holder may convert (including a mandatory conversion) on any date that amount of the principal of the secured convertible promissory note or interest that would result in the holder and its affiliates having a beneficial ownership of more than 4.99% of the outstanding shares of our common stock on such conversion date. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. The holder of a secured convertible promissory note may waive the conversion limitation described above, in whole or in part, upon and effective after 61 days prior written notice to us to increase such percentage to up to 9.99%.

Adjustments. The conversion price of the secured convertible promissory notes and the number and kind of shares or other securities to be issued upon conversion are subject to adjustment from time to time upon the happening of certain events as follows:

Merger, Sale of Assets, etc. If we effect any merger, consolidation, any sale of all or substantially all of our assets or if any tender offer or exchange offer is completed pursuant to which our stockholders are permitted to tender or exchange their shares for other securities, cash or property, or we consummate a stock purchase or other business combination that results in the acquisition of more than the 50% of our outstanding shares of common stock of if any "person" or "group" becomes the "beneficial owner", directly or indirectly, of 50% of the outstanding shares of our common stock or we effect any reclassification of our common stock or any compulsory share exchange pursuant to which our common stock is effectively converted into or exchanged for other securities, cash or property, then the holders of the secured convertible promissory notes will have the right to receive the consideration they would have received in such transaction had they converted the outstanding principal and accrued but unpaid interest of their secured convertible promissory notes as of the date on which our stockholders became entitled to receive the consideration for such transaction.

Reclassification, etc. If we, by reclassification or otherwise, change our common stock into the same or a different number of securities of any class or classes, then the holders of the secured convertible promissory notes will have the right to receive the adjusted number of securities they would have received in such transaction had they converted the outstanding principal and accrued but unpaid interest of their secured convertible promissory notes as of the date on which our stockholders became entitled to receive such adjusted number of securities for such transaction.

Stock Splits, Combinations and Dividends. The conversion price and the number of shares of common stock issuable upon the conversion of the secured convertible promissory notes are subject to adjustments in the event of a stock split, reverse stock split, reclassifications of our common stock or stock dividend. In such event, the conversion price will be proportionately reduced in case of subdivision of shares of our common stock or a stock dividend or proportionately increased in the case of combination of shares of our common stock.

Subsequent Equity Sales. In the event that we sell or offer to sell our common stock at price per share less than the conversion price of the secured convertible promissory note (“Dilutive Issuance”), then the conversion price of the secured convertible promissory notes will be reduced to the price at which we offered the stock in the Dilutive Issuance.

We will issue additional secured convertible promissory notes in the principal amount of $1,155,000 and an aggregate of 2,310,000 additional warrants on or before the fifth business day after this registration statement containing this prospectus is declared effective by the Securities and Exchange Commission. We plan to use the net proceeds of the secured convertible promissory notes (including the additional notes) to expand our operations.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The consolidated financial statements of Pay88, Inc. and subsidiary for the period of April 24, 2006 (inception) to December 31, 2006 have been included herein and in the prospectus in reliance upon the report of Wolinetz, Lafazan & Company, P.C., an independent registered public accounting firm, appearing elsewhere herein, given upon the authority of said firm as experts in accounting and auditing.

Certain legal matters in connection with this offering and Registration Statement are being passed upon by the law firm David Lubin & Associates, PLLC, Valley Stream, New York.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, eliminate a director’s personal liability to the fullest extent permitted by Article 78 of the Nevada Revised Statutes. The elimination of personal liability does not eliminate a director’s duty of care. Moreover, the provisions do not to claims against a director for violations of certain laws, including federal securities laws.

Our Articles of Incorporation, as amended, also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by Article 78 of the Nevada Revised Statutes. These provisions may have the practical effect in certain cases of eliminating the ability of shareholders to collect monetary damages from directors and officers. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as directors and officers.

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

DESCRIPTION OF BUSINESS

We were incorporated on March 22, 2005 under the name "Pay88, Ltd." in the State of New Hampshire. We subsequently decided to reincorporate in the State of Nevada by merging with and into Pay88, Inc., a Nevada corporation formed for such purpose on July 7, 2005. Such merger was effectuated on August 9, 2005. Through our wholly owned subsidiary, Chongqing Qianbao Technology Ltd. , a Chinese limited liability company, our wholly owned subsidiary, we are currently engaged in the sale of prepaid telephone and game cards through its internet website, http://www.iamseller.com. We currently offer for sale on such website over 800 software products, including cooking and language software and prepaid game cards for online games, as further described below.

Our History

Prior to our acquisition of Chongqing Qianbao Technology Ltd., a Chinese limited liability company, on September 6, 2006, our business focus was to assist the large population of Chinese expatriates within the United States seeking to wire transfer money to China. During such time period, our operations were focused on organizational, start-up, and fund raising activities and entering into an agreement with Chongqing Yahu Information Development Co., Ltd., as described below. We never commenced our proposed business operations or generated revenues in connection with such proposed operations. We presently have no intention to engage in the money transfer business. Nonetheless, we may in the future resume our plans to develop this U.S.-China money transfer business.

In furtherance of our intentions to enter into the money transfer business between the U.S. and China, on August 3, 2005, we entered into a five year Licensing and Service Agreement with Chongqing Yahu Information Development Co., Ltd. Pursuant to such agreement, Chongqing Yahu Information Development Co., Ltd. agreed to provide the system software to us. Mr. Tao Fan, a brother of Mr. Guo Fan, a director and officer of Pay88, is the Chief Executive Officer of Chongqing Yahu Information Development Co., Ltd. and owns 5% of its issued shares of capital stock. Chongqing Yahu Information Development Co., Ltd. is a member of CECA (China Electronic Commerce Association), which is a nationwide organization in the electronic commerce field in China. Chongqing Yahu Information Development Co., Ltd. has over 650 commercial users and over 250,000 individual users. The agreement provides for two types of services services to be provided to us by Chongqing Yahu Information Development Co., Ltd. The first type of service is the provision of all proprietary software needed to effectuate fund transfers between the United States and China. The second service to be provided is technical assistance in the areas of installation and future product support. This support includes assistance with all technical aspects of the software as well as problem resolution and general inquiries. Both of these services are to be provided to us by Chongqing Yahu Information Development Co., Ltd. for a licensing fee that is based upon 20% of the gross fund transfer revenues. The fee is payable on a quarterly basis. The use of the software will enable us to provide wire transfers from the United States to China.

On September 5, 2006, we acquired Qianbao pursuant to a Share Purchase Agreement, dated as of such date, among Pay88, Qianbao, and Qianbao’s two shareholders, Ying Bao and Chongqing Yahu Information Development Co., Ltd. Pursuant to such Share Purchase Agreement, Pay88 agreed to acquire Qianbao at a closing held simultaneously therewith by purchasing from Qianbao’s shareholders all of their respective shares of Qianbao’s registered capital stock, which represented 100% of the issued and outstanding registered capital stock of Qianbao. In consideration therefor, Pay88 agreed to issue to the Qianbao shareholders an aggregate of 5,000,000 shares of the Company’s Series A Convertible Preferred Stock, to be allocated between the Qianbao shareholders as follows: 4,950,000 shares to Chongqing Yahu Information Development Co., Ltd. and 50,000 shares to Ying Bao. Mr. Tao Fan, a brother of Mr. Guo Fan, a director and officer of Pay88, is the Chief Executive Officer of Chongqing Yahu Information Development Co., Ltd. and owns 5% of its issued shares of capital stock.

On October 3, 2007, we issued 14,000,000 shares of common stock upon conversion of 5,000,000 shares of our Series A Convertible Preferred Stock that we issued to Chongqing Yahu Information Development Co and Mr. Ying Bao. We were required to cause the conversion of our Series A Convertible Preferred Stock pursuant to the Subscription Agreement we entered into with the investors on September 12, 2007 and Ms. Shiqing Fu, a director, received 270,000 shares of our common stock. As a result of Chongqing Yahu Information Development Co., conversion of the Series A Preferred Stock and subsequent distribution of such shares to its shareholders, Mr. Tao Fan, our Chief Operating Officer and a director, received an additional 700,000 shares of our common stock. The issuance of our common stock upon the conversion of the Series A Preferred Stock was exempt from registration pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Qianbao was incorporated on April 24, 2006, under the name "Chongqing Qianbao Technology Ltd." under the laws of the People's Republic of China. Qianbao engages in the sale of prepaid telephone and game cards on its internet website, www.iamseller.com, as further described below. On July 3, 2006, Qianbao purchased an office located at No. 78 1st Yanghe Village, Jiangbei District, Chongqing, China for a purchase price of approximately $393,000. Such office serves as Qianbao's executive offices. Although we own the three units of office space, the underlying land is owned by the People’s Republic of the State of China. Our right to use the land expires in 2037 and may be extended at that time.

Our Business

Through our wholly-owned subsidiary, Qianbao, we are currently engaged in the sale of prepaid telephone and game cards through Qianbao's website, www.iamseller.com. We have determined to focus all of our resources on the development of such business, in addition to the development of our web distribution platform. We presently have no intention to engage in the money transfer business. Nonetheless, we may in the future resume our plans to develop the money transfer business, as discussed below.

Qianbao’s Business

Qianbao sells prepaid telephone cards and prepaid online video games on its website, www.iamseller.com, to consumers or retailers visiting such website. At present, the main products offered for sale on such website include the following: prepaid game cards, which allow the holder thereof to play online video games for the designated allotted time; and prepaid telephone calling cards. We also hope to add for sale on such website prepaid study cards, which allow the holder thereof to use online software that assists in the learning of various subjects including Chinese, English and cooking.

Qianbao does not manufacture any of the products offered for sale on its website. Qianbao purchases such products from third-party suppliers and thereafter resells them on Qianbao’s website. Qianbao also has oral agreements with some third-party suppliers to make their products available for sale on Qianbao’s website, and Qianbao earns a commission on such sales. Such commission is a percentage of the revenues generated from such sales. The specific amount of such percentage is negotiated between Qianbao and each such supplier, but generally ranges from 1% to5%. We have oral agreements with following companies to supply products to be sold on Qianbao's website: Shandong Tianfu Online Platform (supplier of game cards); Sifang Online Distribution Platform (supplier of game cards); Chongqing Digital World (supplier of phone cards); Chongqing E Net Chongqing Sifang (supplier of phone cards); Chongqing Taoxing (supplier of study cards); and Chongqing Dezheng Technology Development. We have no formal agreements with any of these companies.

In April 2007, we entered into a Sales Area Distributor Agreement with Chongqing Telecom Value-Added Service Center (“CTVAC”) for the distribution and direct sale of Rainbow Island digital online game cards. Pursuant to our agreement with CTAVC, we will purchase the game cards at a discounted rate of 30% of the book value of the digital cards and then resell them on Qianbao’s website.

Qianbao currently has 48 employees, all of whom are employed on a full-time basis. Twenty employees are involved in technical operations of the company, twenty are involved in sales and marketing, and eight are involved in human resources and finances. Our employees have no long term commitment to the Company. All employees are employed pursuant to our standard employment contract, which sets forth the term of the employment, duties, compensation, and other such matters. In addition, all of our employees are required to sign our standard confidentiality agreement, pursuant to which they agree to maintain the confidentiality of all proprietary information of our company. We do not believe that any of these contracts are material to our business or operations.

Chinese Online Multiplayer Game Industry

The prepaid game cards has helped to advance the online multiplayer game industry and address an industry wide problem, piracy. In China, games were being pirated as quickly as they were being released to market. In order to address this problem in an effective and profitable manner, game companies dropped the price of the game software package and created the pay to play system. In order to play, players have to buy pre-paid cards from retail kiosks, internet cafes or more recently, online. With the card, a player can open an account at the game’s website and enter a special access code. The prepaid card would enable a player to play for a specific amount of time.

Pursuant to the Statistical Survey on Internet Development in China 2007, it is expected that given the rapid development of internet usuage and broadband penetration in China, Chinese online multiplayer game industry will be one of the fastest growing industry in the world. At present, china is number 2 in the global online multiplayer game market and the trend shows that the numbers will continue to rise indicating that online game market has tremendous growth potential.

Chinese Telecom Industry

According to the Statistical Survey Report on Internet Development in China 2007, in recent years China has emerged as the world’s fastest growing telecom market with 388 million cell-phone users. Of those 388 million users, 200 million are pre-paid subscribers. The prepaid system is preferred by many because of its simple to use formula. The consumer doesn’t have to worry about connection fees, getting tied into long term contracts, or monthly fees and the prepaid phone card also tend to have more competitive rates.

Pay88 distributes the prepaid phone cards for all major Chinese Telecom companies including China Mobile, China Unicom and China Telecom.

Competition in Multiplayer Game Time

Qianbao has many competitors which have financial, technical and marketing resources significantly greater than those of Qianbao. Qianbao's major competitors include Yun Web, Cobuy, Star software, Jun Web, 17173, China card Net and gotogame. All of these competitors have been in operation for over two years, while we began our business this year.

Reports to Security Holders.

Our annual report is required to contain audited financial statements. We are not required to deliver an annual report to security holders and will not automatically deliver a copy of the annual report to our security holders unless a request is made for such delivery.

We file current, quarterly and annual reports with the SEC on forms 8-K, 10-QSB, and 10-KSB. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Forward-Looking Statements

The following discussion should be read in conjunction with our financial statements, which are included elsewhere in this prospectus. We and our representatives may, from time to time, make written or verbal forward-looking statements, including statements contained in our filings with the United States Securities and Exchange Commission and in our reports to shareholders. Generally, the inclusion of the words “believe”, “expect”, “intend”, “estimate”, “anticipate”, “will”, and similar expressions or the converse thereof, identify statements that constitute “forward-looking statements”.

These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements as a result of a number of risks and uncertainties including: (a) those risks and uncertainties related to general economic conditions, (b) whether we are able to manage our planned growth efficiently and operate profitable operations, (c) whether we are able to generate sufficient revenues or obtain financing to sustain and grow our operations, and (d) whether we are able to successfully fulfill our primary requirements for cash.

For the quarter ended June 30, 2007

Overview

Pay88 was incorporated on March 22, 2005 under the name “Pay88, Ltd.” in the State of New Hampshire. We subsequently reincorporated in the State of Nevada by merging with and into our wholly-owned subsidiary, Pay88, Inc., a Nevada corporation formed for such purpose on July 7, 2005. Such merger was effectuated on August 9, 2005. From the date of our incorporation until September 6, 2006, we were focused on becoming involved in the business of facilitating money transfers from the United States to China. We never commenced our proposed business operations or generated revenues in connection with such proposed operations.

On September 5, 2006, we acquired our wholly-owned subsidiary, Chongqing Qianbao Technology Ltd. (“Qianbao”), a limited liability company organized on April 24, 2006 under the laws of the People's Republic of China. Such acquisition was consummated pursuant to a Share Purchase Agreement, dated as of September 5, 2006, among Pay88, Qianbao, and Qianbao’s two shareholders, Ying Bao and Chongqing Yahu Information Development Co., Ltd. Pursuant to such Share Purchase Agreement, Pay88 acquired Qianbao by purchasing from Qianbao’s shareholders all of their respective shares of Qianbao’s registered capital stock, which represented 100% of the issued and outstanding registered capital stock of Qianbao. In consideration therefor, Pay88 issued to the Qianbao shareholders an aggregate of 5,000,000 shares of the Company’s Series A Convertible Preferred Stock, to be allocated between the Qianbao shareholders as follows: 4,950,000 shares to Chongqing Yahu Information Development Co., Ltd. and 50,000 shares to Ying Bao. Mr. Tao Fan, a brother of Mr. Guo Fan, a director and officer of Pay88, is the Chief Executive Officer of Chongqing Yahu Information Development Co., Ltd. and owns 5% of its issued shares of capital stock.

Through Qianbao, we are currently engaged in the sale of prepaid telephone and game cards through its internet website, http://www.iamseller.com. Prepaid game cards allow the holder thereof to play online video games for the designated allotted time. Prepaid telephone cards allow the holder thereof to make telephone calls for the designated allotted time. Such products are sold to consumers or retailers visiting such website. We also hope to add for sale on such website prepaid study cards, which allow the holder thereof to use online software that assists in the learning of various subjects including Chinese, English and cooking.

Qianbao does not manufacture any of the products offered for sale on its website. Qianbao purchases such products from third-party suppliers and thereafter resells them on Qianbao’s website. A small portion of Qianbao's revenues is derived from commissions earned by Qianbao in connection with the sales of certain products of third-party suppliers sold on Qianbao's website. Such commission is a percentage of the revenues generated from such sales. The specific amount of such percentage is negotiated between Qianbao and each such supplier, but generally ranges from 1% to 5%.

Although Qianbao is a subsidiary of Pay88, the acquisition of Qianbao by Pay88 that was consummated on September 5, 2006 has been treated for financial reporting purposes as a reverse merger. This means that Qianbao is the continuing entity for financial reporting purposes.

Plan of Operation

Through our subsidiary, Qianbao, we will focus on developing its website, www.iamseller.com, increase sales on such website, and build other internet websites on which Qianbao will operate a distribution platform through which we will be able to offer products for sale to consumers or retailers visiting such websites. Qianbao will continue its efforts to arrange for suppliers to offer for sale on such website the following products: prepaid game cards, which allow the holder thereof to play online internet games for the designated allotted time; prepaid calling cards; and study cards, which allow the holder thereof to use online software that assists in the learning of various subjects including Chinese, English and cooking. Qianbao is in the process of arranging for the following companies to supply products to be sold on Qianbao's website: Shandong Tianfu Online Platform (supplier of game cards); Sifang Online Distribution Platform (supplier of game cards); Chongqing Digital World (supplier of phone cards); Chongqing E Net Chongqing Sifang (supplier of phone cards); Chongqing Taoxing (supplier of study cards); and Chongqing Dezheng Technology Development. We have not entered into any agreements with any of such suppliers. However, there is no assurance that we will be successful at marketing and selling these products, developing the distribution platform or any other of our objectives.

Results of Operations

During the quarter ended June 30, 2007 gross revenue was $1,242,455, the cost of sales was $1,212,400, and the gross profit was $30,055. If we continue to realize gross margins similar to our historical amounts, we will continue to have cash flow problems. The revenues were derived from online product sales of prepaid game and telephone cards. We had no revenues during the quarter ended June 30, 2006.

Total operating expenses were $155,174. We had a loss from operations in the amount of $125,119. The net loss during such period was $137,709.

Liquidity and Capital Resources

The Company has funded its cash needs since inception with revenues generated from operations, related-party loans, and funds available from the initial and subsequent capitalizations of Qianbao. During the six months ended June 30, 2007, the Company received net loans totaling $725,324 primarily from its officers. As of June 30, 2007, our Company had $19,574 in cash on a consolidated basis. We believe that such funds will not be sufficient to effectuate our plans with respect to the business of Qianbao over the next twelve months. There can be no assurance that we will generate sufficient cash flows to fund operations. We have no lines of credit or other financing arrangements as of June 30, 2007. Accordingly, we may have to continue to rely on borrowings from our officers as we have done historically. Since any earnings, if realized, are anticipated to be reinvested in operations, cash dividends are not expected to be paid in the foreseeable future.

On September 12, 2007, we entered into Subscription Agreements with 3 accredited investors for the purchase and sale of $1,155,000 of Secured Convertible Promissory Notes for the aggregate purchase price of $750,000. We received net proceeds from the issuance of the secured convertible promissory notes of $652,237. Pursuant to the terms of the Subscription Agreements, we also issued to these investors Class A warrants and Class B warrants that, in the aggregate, are exercisable to purchase 2,310,000 shares of our common stock, subject to adjustments for certain issuances and transactions. In accordance with the terms of the Subscription Agreements, we will issue additional secured convertible promissory notes in the principal amount of $1,155,000 and an aggregate of 2,310,000 additional warrants on or before the fifth business day after this registration statement containing this prospectus is declared effective by the Securities and Exchange Commission. We plan to use the net proceeds of the secured convertible promissory notes (including the additional notes) to expand our operations.

We have no current plans for the purchase or sale of any significant amounts of plant or equipment.

We have no current plans to make any significant changes in the number of employees.

Lack of Insurance

The Company currently has no insurance in force for its office facilities and operations and it cannot be certain that it can cover the risks associated with such lack of insurance or that it will be able to obtain and/or maintain insurance to cover these risks at economically feasible premiums.

Going Concern

The Company incurred a net loss of $272,537 for the six months ended June 30, 2007. In addition, the Company had a working capital deficiency of $409,755 at June 30, 2007. These factors raise substantial doubt about the Company's ability to continue as a going concern.

There can be no assurance that sufficient funds will be generated during the next year or thereafter from operations, or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital could force the Company to curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company's existing stockholders.

During the six months ended June 30, 2007, the Company received net loans totaling $725,324 from its officers and shareholders.

The Company is attempting to address its lack of liquidity by raising additional funds, either in the form of debt or equity or some combination thereof. The Company is attempting to expand its game card and phone card sales and provide additional internet services. There can be no assurances that the Company will be able to raise the additional funds it requires and/or achieve its business goals.

Our condensed consolidated financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

Off-Balance Sheet Arrangements

None.

For the year ended December 31, 2006

The following discussion should be read in conjunction with our audited financial statements and notes thereto included in this prospectus. All information presented below is based on our fiscal year ended December 31, 2006. Although Qianbao is a subsidiary of Pay88, the acquisition of Qianbao by Pay88 that was consummated on September 5, 2006 has been treated as a reverse merger of Qianbao. This means that Qianbao is the continuing entity for financial reporting purposes.

Plan of Operation

Through our subsidiary, Qianbao, we will continue to focus over the next twelve months on developing our internet distribution platform on Qianbao's website and increasing the volume of our sales of products on such website. Qianbao will continue to focus on developing its website, www.iamseller.com, and to build other internet websites on which it will operate a distribution platform through which we will be able to offer products for sale to consumers or retailers visiting such websites. Qianbao will continue to its efforts to arrange for suppliers to offer for sale on such website the following products: prepaid game cards, which allow the holder thereof to play online internet games for the designated allotted time; prepaid calling cards; and study cards, which allow the holder thereof to use online software that assists in the learning of various subjects including Chinese, English and cooking. Qianbao is in the process of arranging for the following companies to supply products to be sold on Qianbao's website: Shandong Tianfu Online Platform (supplier of game cards); Sifang Online Distribution Platform (supplier of game cards); Chongqing Digital World (supplier of phone cards); Chongqing E Net Chongqing Sifang (supplier of phone cards); Chongqing Taoxing (supplier of study cards); and Chongqing Dezheng Technology Development. We have not entered into any agreements with any of such suppliers. However, there is no assurance that we will be successful at marketing and selling these products, developing the distribution platform and any other of our objectives.

As of December 31, 2006, Pay88 had $17,084 in cash. We believe that such funds will not be sufficient to effectuate our plans with respect to the business of Qianbao over the next twelve months. If Qianbao's internet distribution platform is developed, we will need to seek additional capital for the purpose of financing our marketing efforts.

We may also seek additional capital for the purpose of financing our plans with respect to our anticipated money transfer business. When and if we decide to resume our plans with respect to our money transfer business, we expect to incur a minimum of $250,000 in expenses in order to effectuate such plans. We estimate that this will be comprised mostly of professional fees including; $50,000 towards the procurement of the required regulatory licenses, $75,000 towards the planning of a comprehensive marketing campaign and $25,000 towards addressing technological infrastructure concerns. Additionally, $100,000 will be needed for general overhead expenses such as for salaries, corporate legal and accounting fees, office overhead and general working capital. Accordingly, we will have to raise the funds to pay for these expenses.

There can be no assurance that additional capital will be available to us. Although we generally intend to raise additional funds, we have no specific plans, understandings or agreements with respect to such an offering, and we have given no contemplation with respect to the securities to be offered or any other issue with respect to any offering. We may seek to raise the required capital by other means. We will have to issue debt or equity or enter into a strategic arrangement with a third party. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since we have no such arrangements or plans currently in effect, our inability to raise funds for a marketing program will have a severe negative impact on our ability to remain a viable company.

Results of Operations

For the period from April 24, 2006 (inception) to December 31, 2006 gross revenue was $1,199,927, the cost of sales was $1,173,264, and the gross profit was $26,663. If we continue to realize gross margins similar to our historical amounts, we will continue to have cash flow problems. The revenues were derived from online product sales of prepaid game and telephone cards. Operating expenses were $321,436. We had a loss from operations in the amount of $294,773. The net loss during such period was $297,764.

Liquidity and Capital Resources

Cash flow used in operations for the period from April 24, 2006 (inception) to December 31, 2006 was $427,901.

The Company had a working capital deficiency of $140,018 at December 31, 2006, and has funded its cash needs since inception with revenues generated from operations, related-party loans, and funds available from the initial and subsequent capitalizations of Qianbao. There can be no assurance that we will generate sufficient cash flows to fund operations. We have no lines of credit or other financing arrangements as of December 31, 2006. Accordingly, we may have to continue to rely on borrowings from our officers as we have done historically. Since any earnings, if realized, are anticipated to be reinvested in operations, cash dividends are not expected to be paid in the foreseeable future.

We have no current plans for the purchase or sale of any significant amounts of plant or equipment.

We have no current plans to make any significant changes in the number of employees.

Lack of Insurance

The Company currently has no insurance in force for its office facilities and operations and it cannot be certain that it can cover the risks associated with such lack of insurance or that it will be able to obtain and/or maintain insurance to cover these risks at economically feasible premiums.

Going Concern

The Company incurred a net loss of $297,764 for the period April 24, 2006 (inception) to December 31, 2006. In addition, the Company had a working capital deficiency of $140,018 at December 31, 2006. These factors raise substantial doubt about the Company's ability to continue as a going concern.

Critical Accounting Policies and Estimates

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“Interpretation No. 48”). Interpretation No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” Interpretation No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Interpretation No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Interpretation No. 48 is effective beginning January 1, 2007. The Company believes that the adoption of Interpretation No. 48 will not have a material impact on its financial statements.

Off Balance Sheet Arrangements

None

DESCRIPTION OF PROPERTY

We currently maintain our executive offices, which consist of approximately 100 square feet at 1053 North Barnstead Road, Center Barnstead, NH 03225 in space provided to us by Gordon Preston, a director and Secretary of Pay88. We currently are recognizing a lease expense of $200 per month for this space. We believe that our current office space will be adequate for the foreseeable future.

Qianbao maintains its executive offices at No. 78 1st Yanghe Village, Jiangbei District, Chongqing, China, which consists of approximately 6,845 square feet. Such office was purchased by Qianbao on July 3, 2006, for a purchase price of approximately $393,000. Although we own the three units of office space, the underlying land is owned by the People’s Republic of the State of China.  Our right to use the land expires in 2037 and may be extended at that time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Currently, we utilize space in New Hampshire that is provided to us by Mr. Gordon Preston, a director and our Secretary, for a rental fee of $200 per month.

Through June 30, 2007, Guo Fan, our Chief Executive Officer, President, Chief Financial Officer, Chairman and a Director, lent us an aggregate of $529,278, of which $448,893 was pursuant to oral agreements with the company and the balance of $80,385 was pursuant to a note. Pursuant to the oral agreements, the $448,893 bears interest at the rate of 5% per annum and are payable on demand. On August 31, 2005, Guo Fan lent us $80,385, and in consideration for such loan, we issued to Mr. Fan a promissory note. Said amount bears interest at the rate of 5% per annum and principal and interest are due and payable on August 31, 2008.

As of June 30, 2007, Tao Fan, our Chief Operating Officer who is Guo Fan’s brother, advanced us funds in the amount of $416,164 pursuant to oral agreements. The advances bear interest at the rate of 2% and are payable on demand.

On August 3, 2005, we entered into a five year agreement with Chongqing Yahu Information Development Co., Ltd. Mr. Tao Fan, our Chief Operating Officer and a brother of Mr. Guo Fan, our Chief Executive Officer, President, Chairman, and director, is the Chief Executive Officer of Chongqing Yahu Information Development Co., Ltd. and Mr. Tao Fan owns 5% of its issued shares of capital stock. The agreement provides for two services to be provided to us by Chongqing Yahu Information Development Co., Ltd. The first service is the provision of all proprietary software needed to effectuate fund transfers between the United States and China. The second service to be provided is technical assistance in the areas of installation and future product support. This support includes assistance with all technical aspects of the software as well as problem resolution and general inquiries. Chongqing Yahu Information Development Co., Ltd. provides both of these services to us for a licensing fee that is based upon 20% of the gross fund transfer revenues. The fee is payable on a quarterly basis. The use of the software will enable us to provide wire transfers from the United States to China.

On September 5, 2006, we entered into a Share Purchase Agreement with Qianbao, Chongqing Yahu Information Development Co., Ltd., and Ying Bao. Pursuant to the Share Purchase Agreement, we agreed to acquire Qianbao at a closing held simultaneously by purchasing from Chongqing Yahu Information Development Co., Ltd. and Ying Bao all of their respective shares of Qianbao's registered capital, which represented 100% of the issued and outstanding share capital of Qianbao. In consideration for all of Qianbao’s registered shares, we agreed to issue to shares of our Series A Convertible Preferred Stock as follows: 4,950,000 shares to Chongqing Yahu Information Development Co., Ltd. and 50,000 shares to Ying Bao. Mr. Tao Fan, our Chief Operating Officer and a brother of Mr. Guo Fan, a director and officer of Pay88, is the Chief Executive Officer of Chongqing Yahu Information Development Co., Ltd. and owns 5% of its issued shares of capital stock.

On October 4, 2007, we issued 14,000,000 shares of common stock upon conversion of 5,000,000 shares of our Series A Convertible Preferred Stock that we issued to Chongqing Yahu Information Development Co., Ltd. and Ying Bao, the shareholders of Qianbao, as consideration for the acquisition of that company. We were required to cause the conversion of our Series A Convertible Preferred Stock pursuant to the Subscription Agreement we entered into with 3 accredited investors on September 12, 2007. The issuance of our common stock upon the conversion of the Series A Preferred Stock was exempt from registration pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been trading on the over-the-counter Bulletin Board under the symbol “PAYI” since March 8, 2006. The table below sets forth the range of quarterly high and low closing bids for Pour common stock since March 8, 2006 when a quote was first obtained on the over-the-counter Bulletin Board. The quotations below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

Year	Quarter Ended	High	Low
2006	December 31	$3.35	$3.25
	September 30	$3.25	$3.25
	June 30	N/A	N/A
	March 31 (from March 8)	N/A	N/A
2007
	September 30	$1.65	$1.65
	June 30	$2.65	$2.50
	March 31	No data	No data

Holders

On October 15, 2007, there were approximately 570 holders of record of our common stock.

Dividends

We have not declared or paid any cash dividends on our common stock nor do we anticipate paying any in the foreseeable future. Furthermore, we expect to retain any future earnings to finance its operations and expansion. The payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

Securities authorized for issuance under equity compensation plans

We do not have any equity compensation plans.

Recent Sales of Unregistered Securities

On September 5, 2006, we issued an aggregate of 5,000,000 shares of our Series A Convertible Preferred Stock to the stockholders of Qianbao, allocated as follows: 4,950,000 shares to Chongqing Yahu Information Development Co., Ltd.; and 50,000 shares to Ying Bao. These shares were issued pursuant to the Share Purchase Agreement, dated September 5, 2006, among Pay88, Qianbao, and the stockholders of Qianbao. In consideration for such securities, the stockholders of Qianbao conveyed to us all of their shares of the registered capital of Qianbao. Each share of Series A Preferred Stock is convertible, at the option of the holder thereof, into 2.8 shares of our common stock. The holders of shares of Series A Convertible Preferred Stock are entitled to vote together with the holders of our common stock, as a single class, upon all matters submitted to holders of common stock for a vote. Each share of Series A Convertible Preferred Stock will carry a number of votes equal to the number of shares of common stock issuable as if converted at the record date. Such securities were issued under Section 4(2) of the Securities Act of 1933, as amended and/or Regulation D promulgated by the Securities and Exchange Commission thereunder.

On September 12, 2007, we entered into Subscription Agreements with 3 accredited investors for the purchase and sale of $1,155,000 of Secured Convertible Promissory Notes for the aggregate purchase price of $750,000. We received net proceeds from the issuance of the secured convertible promissory notes of $652,237. Pursuant to the terms of the Subscription Agreements, we also issued to these investors Class A warrants and Class B warrants that, in the aggregate, are exercisable to purchase 2,310,000 shares of our common stock, subject to adjustments for certain issuances and transactions. In accordance with the terms of the Subscription Agreements, we will issue additional secured convertible promissory notes in the principal amount of $1,155,000 and the issuance of an aggregate of 2,310,000 additional warrants on or before the fifth business day after this registration statement containing this prospectus is declared effective by the Securities and Exchange Commission.

The secured convertible promissory notes bear interest at the rate of prime plus 4% per annum, and are payable in either cash or, absent any event of default, in shares of our common stock. Payments of interest and principal commence on March 12, 2008 and all accrued but unpaid interest and any other amounts due pursuant to the secured convertible promissory notes are due and payable on March 12, 2009 (or earlier upon acceleration following an event of default).

All of the principal and accrued interest on the secured convertible promissory notes is convertible into shares of our common stock at the election of the investors at any time at the conversion price of $1.00 per share (subject to adjustment for certain issuances, transactions or events).

The secured convertible promissory notes contain default events which, if triggered and not timely cured (if curable), will result in a default interest rate of an additional 5% per annum. In addition, we have to pay the investors 120% plus accrued interest of the outstanding principal amount if the shares of our common stock cease to be eligible for quotation on the Bulletin Board, we sell substantially all of our assets or Guo Fan ceases to be our Chief Executive Officer.

We also issued to each holder 1,155,000 Class A Common Stock Purchase Warrants and 1,155,000 Class B Common Stock Purchase Warrants, which are exercisable at any time until September 12, 2012 at an exercise price of $0.81 and $1.13, respectively. These warrants also include a cashless exercise provision which is triggered after March 12, 2008 as well as “full ratchet” anti-dilution provisions with respect to certain securities issuances.

The secured convertible promissory notes and the warrants were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder, as a transaction by us (as the issuer) not involving a public offering.

On October 4, 2007, we issued an aggregate of 6,666,666 shares of common stock to TVH Limited, a Netherlands limited company in consideration for consulting services rendered in connection with the September 2007 private placement and 1,333,334 shares to another consultant who subsequently returned his shares to us for cancellation. These issuances were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

On October 4, 2007, we issued 14,000,000 shares of common stock upon conversion of 5,000,000 shares of our Series A Convertible Preferred Stock that we issued to the shareholders of Qianbao as consideration for the acquisition of that company. We were required to cause the conversion of our Series A Convertible Preferred Stock pursuant to the Subscription Agreement we entered into with 3 accredited investors on September 12, 2007. The issuance of our common stock upon the conversion of the Series A Preferred Stock was exempt from registration pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

EXECUTIVE COMPENSATION

Summary Compensation

During the period from our incorporation on March 22, 2005, through December 31, 2006, Guo Fan was our President, Chief Executive Officer, Chairman, and Director. During such period, Mr. Fan did not receive any compensation for his services. Additionally, during such period, none of our other officers earned compensation exceeding $100,000 per year.

We have no pension, health, annuity, bonus, insurance, equity incentive, non-equity incentive, stock options, profit sharing or similar benefit plans. No stock options or stock appreciation rights were granted to any of our directors or executive officers during the period from the date of our incorporation on March 22, 2005 through December 31, 2006.

Effective February 1, 2007, we entered into an Employment Agreement with Mr. Guo Fan, under which Guo will continue to serve as our Chairman, President and Chief Executive Officer. Under such agreement, Guo will receive an annual salary of $100,000 during the five-year term commencing on February 1, 2007. Such agreement also provides that if Guo’s employment is terminated without cause at any time within the five year term, we will pay Guo his salary through January 31, 2012.

Effective February 1, 2007, we entered into an Employment Agreement with Mr. Tao Fan, under which Tao will be employed as our Chief Operating Officer. Such agreement provides that Tao will receive an annual salary of $50,000 during the five-year term. The agreement also provides that if Tao’s employment is terminated without cause at any time within the five year term commencing on February 1, 2007, we will pay Tao his salary through January 31, 2012.

Outstanding Equity Awards

As of December 31, 2006, none of our directors or executive officers held unexercised options, stock that had not vested, or equity incentive plan awards.

Compensation of Directors

During the period from March 22, 2005 to December 31, 2006, no director received any type of compensation from Pay88. No arrangements are presently in place regarding compensation to directors for their services as directors or for committee participation or special assignments. We have not granted any stock options to any of our officers, directors, or any other persons, but we may grant such options in the future.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Wolinetz, Lafazan & Company, P.C. is our auditor. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file current, quarterly and annual reports with the SEC on forms 8-K, 10-QSB, and 10-KSB. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

PAY88, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET
JUNE 30, 2007
(Unaudited)

ASSETS
Current Assets:
Cash and Cash Equivalents	$19,574
Accounts Receivable, Net of Allowances of $2,268	88,450
Inventories	288,630
Deposits on Inventories	331,555
Prepaid Expenses	10,780

Total Current Assets	738,989

Property and Equipment, Net	493,052

Total Assets	$1,232,041

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$133,252
Deferred Income	2,347
Loans Payable - Related Party	865,057
Loans Payable - Other	148,088

Total Current Liabilities	1,148,744

Long-Term Debt:
Note Payable - Related Party	80,385

Total Liabilities	1,229,129

Commitments and Contingencies:

Stockholders’ Equity:
Preferred Stock, $.001 par value; 5,000,000 shares authorized, 5,000,000 shares issued and outstanding; liquidation preference, $.01 per share	5,000
Common Stock, $.001 par value; 100,000,000 shares authorized, 10,100,000 shares issued and outstanding	10,100
Additional Paid-In Capital	535,627
Accumulated Deficit	(570,301)
Accumulated Other Comprehensive Income (Loss)	22,486

Total Stockholders’ Equity	2,912

Total Liabilities and Stockholders’ Equity	$1,232,041

The accompanying notes are an integral part of these financial statements.

 PAY88, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

					For the Period
	For the Six		For the Three		April 24, 2006
	Months Ended		Months Ended		(Inception) To
	June 30, 2007		June 30, 2007		June 30, 2006

Sales-Net		$2,345,236		$1,242,455	$—

Cost of Sales		2,299,774		1,212,400	—

Gross Profit		45,462		30,055	—

Operating Expenses:
Selling Expenses		12,609		8,797	—
Salaries and Related Costs		116,628		70,701	10,397
Website Development Costs		27,196		13,598	—
Professional Fees		43,586		15,228	40,101
Other General and Administrative Expense		100,975		46,850	1,049

Total Operating Expenses		300,994		155,174	51,547

Loss from Operations		(255,532)		(125,119)	(51,547)

Other Income (Expense):
Interest Expense - Related Party		(15,843)		(12,250)	—
Interest Income		259		181	251

Total Other Income (Expense)		(15,584)		(12,069)	251

Loss before Provision for Income Tax		(271,116)		(137,188)	(51,296)

Provision for Income Tax		1,421		521	—

Net Loss	$	(272,537)	$	(137,709)	$ (51,296)

Basic Loss Per Common Share	$	(0.03)	$	(0.01)	$ (0.01)

Weighted Average Basic Common
Shares Outstanding		10,100,000		10,100,000	10,100,000

Fully Diluted Loss Per Share	$	(0.01)	$	(0.01)	$ (0.00)

Weighted Average Fully Diluted
Shares Outstanding		24,100,000		24,100,000	24,100,000

The accompanying notes are an integral part of these financial statements.

PAY88, INC.AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

		For the Period
	For the Six	April 24, 2006
	Months Ended	(Inception) To
	June 30, 2007	June 30, 2006
Cash Flows from Operating Activities:
Net Loss	$ (272,537)	$ (51,296)
Adjustments to Reconcile Net Loss to
Net Cash (Used) by Operating Activities
Allowance for Bad Debts	1,054	—
Depreciation and Amortization	23,108	147
Changes in Assets and Liabilities:
(Increase) in Accounts Receivable	(37,030)	—
(Increase) in Inventories	(162,825)	—
(Increase) in Deposits on Inventories	(331,555)	—
Decrease in Prepaid Expenses	34,976	—
Increase in Accounts Payable	39,936	46,565
Increase in Deferred Income	2,347	—

Net Cash (Used) by Operating Activities	(702,526)	(4,584)

Cash Flows from Investing Activities:
Capital Expenditures	(19,030)	(362,967)

Net Cash (Used) by Investing Activities	(19,030)	(362,967)

Cash Flows from Financing Activities:
Net Proceeds from Loans Payable - Related Party	577,236	—
Net Proceeds from Loans Payable - Other	148,088	—
Proceeds of Registered Capital Contribution	—	362,790
Proceeds of Additional Paid-In Capital Contribution	—	358,705

Net Cash Provided by Financing Activities	725,324	721,495

Effect of Exchange Rate Changes on Cash	(1,278)	(167)

Net Increase in Cash and Cash Equivalents	2,490	353,777

Cash and Cash Equivalents - Beginning of Period	17,084	—

Cash and Cash Equivalents - End of Period	$19,574	$353,777

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$—	$—
Income Taxes Paid	$451	$—

The accompanying notes are an integral part of these financial statements.

PAY88, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Description of Business and Basis of Presentation

Organization

The Company was originally incorporated on March 22, 2005 under the laws of the State of New Hampshire as Pay88, Ltd. On July 7, 2005, Pay88, Inc., a Nevada corporation, was formed. Subsequently, the New Hampshire corporation was merged with and into the Nevada corporation. On September 5, 2006, Pay88, Inc. (“Pay88”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Chongqing Qianbao Technology Ltd., a limited Liability company organized under the laws of the People’s Republic of China (“Qianbao”), Ying Bao (“Bao”), and Chongqing Yahu Information Development Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Yahu”; and together with Bao, the “Qianbao Shareholders”). Pursuant to the Share Purchase Agreement, Pay88 agreed to acquire Qianbao at a closing held simultaneously therewith by purchasing from the Qianbao Shareholders all of their respective shares of Qianbao’s registered capital stock, which represent 100% of the issued and outstanding registered capital of Qianbao. In consideration therefore, Pay88 agreed to issue to the Qianbao Shareholders an aggregate of 5,000,000 shares of Pay88 Series A Convertible Preferred Stock, to be allocated between the Qianbao Shareholders as follows: 4,950,000 shares to Yahu and 50,000 shares to Bao. Mr. Tao Fan, a brother of Mr. Guo Fan, a director and officer of Pay88, is the Chief Executive Officer of Yahu and owns 5% of its issued shares of capital stock.

The 5,000,000 shares of Pay88 Series A Preferred Stock is convertible into 14,000,000 shares of Pay88 common stock. The holders of shares of Series A Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which such shares of Series A Preferred Stock could be converted. With the issuance of the 5,000,000 shares of Pay88 Series A Preferred Stock, Qianbao’s stockholders have voting control of Pay88 (approximately 58%) and therefore the acquisition was accounted for as a reverse acquisition. The combination of the two companies is recorded as a recapitalization of Qianbao pursuant to which Qianbao is treated as the continuing entity although Pay88 is the legal acquirer.

Qianbao was incorporated on April 24, 2006 in Chongqing, China. Qianbao is currently primarily engaged in the sale of prepaid online video game cards and prepaid telephone cards that allow the user to play online video games for designated allotted times. Qianbao also intends to build a web distribution platform to provide effective services for connecting diversified service providers and consumer product suppliers to retailers and consumers in the Chinese market.

Pay88, Inc. and Chongqing Qianbao Technology Ltd. are hereafter collectively referred to as “the Company”.

Condensed Financial Statements

In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the information set forth therein. These financial statements are condensed and therefore do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

Results of operations for interim periods are not necessarily indicative of the results of operations for a full year.

PAY88, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - Basis of Presentation (Continued)

Consolidation

The accompanying unaudited condensed consolidated financial statements included the accounts of Pay88 (Parent) and its wholly owned subsidiary (“Qianbao”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Going Concern

The Company incurred a net loss of $272,537 for the six months ended June 30, 2007. In addition, the Company had a working capital deficiency of $409,755 at June 30, 2007. These factors raise substantial doubt about the Company's ability to continue as a going concern.

There can be no assurance that sufficient funds will be generated during the next year or thereafter from operations, or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital could force the Company to curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company's existing stockholders.

During the six months ended June 30, 2007, the Company received net loans totaling $725,324 from its officers and shareholders.

The Company is attempting to address its lack of liquidity by raising additional funds, either in the form of debt or equity or some combination thereof. The Company is attempting to expand its game card and phone card sales and provide additional internet services. There can be no assurances that the Company will be able to raise the additional funds it requires and/or achieve its business goals.

The accompanying condensed consolidated financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 2 - Advertising Costs

Advertising costs are expensed as incurred. Advertising costs amounted to $2,957 for the six months ended June 30, 2007.

NOTE 3 -  Net Loss Per Common Share

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. The common stock issued and outstanding with respect to the pre-merger Pay88 stockholders has been included since April 24, 2006.

Diluted loss per share is computed similarly to basic loss per share except that it includes the potential dilution that could occur if dilutive securities were converted. Accordingly, dilutive loss per share includes the conversion of 5,000,000 shares of Pay88 Series A Convertible Preferred Stock into 14,000,000 shares of Pay88 common stock.

PAY88, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - Property and Equipment

Property and equipment is summarized as follows:

		Estimated Useful Lives
Office Units and Improvements	$403,363	31 Years
Furniture and Fixtures	7,944	5 Years
Office Equipment	87,388	3 Years
Software	27,128	3 Years
Automobile	6,502	5 Years
	532,325
Less: Accumulated Depreciation	39,273
	$493,052

Depreciation expense was $23,108 for the six months ended June 30, 2007.

The Company purchased three units of office space in July 2006 in Chongqing China. In the People’s Republic of China, land is owned by the State. The right for the Company to use the land expires in 2037 and may be extended at that time.

NOTE 5 - Loans Payable - Related Parties

Loans payable to related parties consist of the following:

Loans payable to the Company’s Chief Executive Officer,bearing interest at 5% per annum and payable on demand	$448,893

Loans payable to the Company’s Chief Operating Officer,bearing interest at 2% per annum and payable on demand	416,164

$ 865,057

NOTE 6 -Loans Payable - Other

Loans payable to others consist of the following:

Loan payable, bearing interest at 2.5% per month, due on December 31, 2007.	$131,400

Loan payable on demand, non-interest bearing	16,688
$148,088

PAY88, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 -  Note Payable - Related Party

Note payable to the Company’s Chief Executive Officer in the amount of $80,385 bears interest at 5% per annum and is payable on August 31, 2008.

Maturities of this long-term debt are as follows:

During the Year Ending December 31,
2007	$—
2008	80,385

$80,385

NOTE 8 -  Commitments and Contingencies

Yahu Agreement

 On August 3, 2005, the Company entered into a five year agreement with Chongqing Yahu Information Limited (“Yahu”). Yahu is a Chinese corporation formed by Mr. Tao Fan, a brother of Mr. Guo Fan, a significant stockholder, director and officer of the Company. As a result of the Share Purchase Agreement (see Note 1) Yahu owns 4,950,000 shares of Pay88 Series A Preferred Stock, representing approximately 53% voting control. The Agreement provides for two services to be provided to the Company by Yahu. The first service is the provision of all proprietary software needed to effectuate fund transfers between the U.S. and China. The second service to be provided is technical assistance in the areas of installation and future product support. This support includes assistance with all technical aspects of the software as well as problem resolution and general inquiries. Both of these services are to be provided to the Company by Yahu for a licensing fee that is based upon 20% of the gross fund transfer revenues. The fee is payable on a quarterly basis. The use of the software will enable the Company to provide wire transfers from the U.S. to China. Although this agreement is in force, it has been dormant and we presently have no intention to engage in the money transfer business.

Lack of Insurance

The Company currently has no insurance in force for its office facilities and operations and it cannot be certain that it can cover the risks associated with such lack of insurance or that it will be able to obtain and/or maintain insurance to cover these risks at economically feasible premiums.

Employment Agreements

Effective February 1, 2007, the Company entered into an Employment Agreement with Mr. Guo Fan (“Guo’s Agreement”), which memorialized the employment of Mr. Guo Fan on a full time basis as its Chairman, President and Chief Executive Officer. Pursuant to Guo’s Agreement, Mr. Guo Fan will receive an annual salary of $100,000 during the five-year term commencing on February 1, 2007. Guo’s Agreement also provides that if Mr. Guo Fan’s employment is terminated without cause at any time within the five year term, the Company shall pay Mr. Guo Fan his salary through January 31, 2012.

PAY88, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 -  Commitments and Contingencies (continued)

Effective February 1, 2007, the Company entered into an Employment Agreement with Mr. Tao Fan (“Tao’s Agreement”), pursuant to which Mr. Tao Fan was employed as the Chief Operating Officer of the Company. Pursuant to Tao’s Agreement, Mr. Tao Fan will receive an annual salary of $50,000 during the five-year term commencing on February 1, 2007. Tao’s Agreement also provides that if Mr. Tao Fan’s employment is terminated without cause at any time within the five year term, the Company shall pay Mr. Tao Fan his salary through January 31, 2012.

Both agreements provide for reimbursement of business expenses, directors’ and officers’ insurance coverage and other additional benefits including but not limited to pension or profit sharing plans and insurance. The Company also agrees to defend the Executives from and against any and all lawsuits initiated against the Company and/or the Executives.

NOTE 9 -  Stockholders’ Equity

At inception, Qianbao was formed with two stockholders, Yahu (99%) and an individual (1%). The initial capitalization was $362,790 of which Yahu contributed $350,280 and the individual contributed $12,510. Subsequently, there was an additional capital contribution of $358,705 of which Yahu contributed $358,420 and the individual contributed $285.

Pursuant to the Share Purchase Agreement (see Note 1), on September 5, 2006 5,000,000 shares of Pay88 Series A Convertible Preferred Stock was issued to the stockholders of Qianbao in exchange for 100% of the registered capital of Qianbao. The 5,000,000 shares of Pay88 Series A Preferred Stock is convertible into 14,000,000 shares of Pay88 common stock. The holders of shares of Series A Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which such shares of Series A Preferred Stock could be converted.

The Company’s Board of Directors may, without further action by the Company’s stockholders, from time to time, direct the issuance of any authorized but unissued or unreserved shares of preferred stock in series and at the time of issuance, determine the rights, preferences and limitations of each series. The holders of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the common stock. Furthermore, the board of directors could issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of the common stock.

PAY88, INC. AND SUBSIDIARY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 -Related Party Transactions

Rent

The Company rents office space in New Hampshire owned by an officer of the Company for $200 per month on a month to month basis. Rent expense amounted to $1,200 for the six months ended June 30, 2007.

Accounts Payable

Included in accounts payable at June 30, 2007 is accrued interest payable amounting to $26,201 on a note and loans payable (see Notes 4 and 5) to two officers and significant stockholders and rent payable to an officer amounting to $5,200.

Relationships

On February 1, 2007, the board of directors of the Company appointed Mr. Tao Fan as the Chief Operating Officer of the Company. Mr. Tao Fan is the Chief Executive Officer and Chairman of the Board of Directors of Qianbao, our wholly-owned subsidiary. Mr. Tao Fan is also the Chief Executive Officer of Yahu, a principal shareholder of the Company. Mr. Tao Fan is the brother of Mr. Guo Fan, the Chief Executive Officer of the Company.

NOTE 11 - Concentration of Credit Risk

The Company maintains cash balances in various banks in China. Currently, no deposit insurance system has been set up in China. Therefore, the Company will bear a risk if any of these banks become insolvent. As of June 30, 2007, the Company’s uninsured cash balance was $19,574.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Pay88, Inc. (A Nevada Corporation)

We have audited the accompanying consolidated balance sheet of Pay88, Inc. and Subsidiary (“the Company”) as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows for the period April 24, 2006 (inception) to December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Also, an audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2006, and the results of their operations and their cash flows for the period April 24, 2006 (inception) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred a net loss for the period April 24, 2006 (inception) to December 31, 2006 and as of December 31, 2006, had a working capital deficiency. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WOLINETZ, LAFAZAN & COMPANY, P.C.

Rockville Centre, New York
March 27, 2007

PAY88, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2006

ASSETS
Current Assets:
Cash and Cash Equivalents	$17,084
Accounts Receivable, Net of Allowances of $1,214	52,474
Inventories	125,805
Prepaid Expenses	45,756

Total Current Assets	241,119

Property and Equipment, Net	487,000

Total Assets	$728,119
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$93,316
Loans Payable - Related Parties	287,821

Total Current Liabilities	381,137

Long-Term Debt:
Note Payable - Related Party	80,385

Total Liabilities	461,522

Stockholders’ Equity:
Preferred Stock, $.001 par value; 5,000,000 shares authorized,
5,000,000 shares issued and outstanding; liquidation preference,
$.01 per share	5,000
Common Stock, $.001 par value; 100,000,000 shares authorized,
10,100,000 shares issued and outstanding	10,100
Additional Paid-In Capital	535,596
Accumulated Deficit	(297,764)
Accumulated Other Comprehensive Income	13,665
Total Stockholders’ Equity	266,597
Total Liabilities and Stockholders’ Equity	$728,119

The accompanying notes are an integral part of these financial statements.

PAY88, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD APRIL 24, 2006 (INCEPTION) TO DECEMBER 31, 2006

Sales - Net	$1,199,927

Cost of Sales	1,173,264

Gross Profit	26,663

Operating Expenses:
Selling Expenses	25,733
Salaries and Related Costs	54,145
Website Development Costs	18,049
Professional Fees	150,420
General and Administrative Expenses	73,089

Total Operating Expenses	321,436

Loss from Operations	(294,773)

Other Income (Expense)
Interest Expense - Related Parties	(3,657)
Interest Income	666

Total Other Income (Expense)	(2,991)

Net Loss	$(297,764)

Basic Loss Per Common Share	$(0.03)

Weighted Average Common Shares Outstanding - Basic	10,090,040

Diluted Loss Per Common Share	$(0.01)

Weighted Average Common Shares Outstanding - Diluted	24,090,040

The accompanying notes are an integral part of these financial statements.

PAY88, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD APRIL 24, 2006 (INCEPTION) TO DECEMBER 31, 2006

							Accumulated
					Additional		Other
	Preferred Stock		Common Stock		Paid-In	Accumulated	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Total
Balance - April 24, 2006	-	$-	-	$-	$-	$-	$-	$-

Proceeds from Initial Investment
in Qianbao	-	-	-	-	362,790	-	-	362,790

Proceeds from Additional Investment
in Qianbao	-	-	-	-	358,705	-	-	358,705

Effect of Recapitalization	-	-	10,000,000	10,000	(183,299)	-	-	(173,299)

Issuance of Preferred Stock in
Connection with Recapitalization	5,000,000	5,000	-	-	(5,000)	-	-	-

Issuance of 100,000 Shares of
Common Stock for Services	-	-	100,000	100	2,400	-	-	2,500

Comprehensive Income (Loss):

Net (Loss) for the Period	-	-	-	-	-	(297,764)	-	(297,764)

Foreign Currency Translation
Adjustment	-	-	-	-	-	-	13,665	13,665

Total Comprehensive Loss	-	-	-	-	-	-	-	(284,099)

Balance - December 31, 2006	5,000,000	$5,000	10,100,000	$10,100	$535,596	$(297,764)	$13,665	$266,597

The accompanying notes are an integral part of these financial statements .

PAY88, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD APRIL 24, 2006 (INCEPTION) TO DECEMBER 31, 2006

Cash Flows from Operating Activities:
Net Loss	$(297,764)
Adjustments to Reconcile Net Loss to
Net Cash (Used) by Operating Activities:
Allowance for Bad Debts	1,214
Depreciation	16,165
Common Stock Issued for Services	2,500
Changes in Assets and Liabilities:
(Increase) in Accounts Receivable	(53,688)
(Increase) in Inventories	(125,805)
(Increase) in Prepaid Expenses	(45,756)
Increase in Accounts Payable	75,233

Net Cash (Used) by Operating Activities	(427,901)

Cash Flows from Investing Activities:
Capital Expenditures	(503,165)
Effect of Recapitalization	1,209

Net Cash (Used) by Investing Activities	(501,956)

Cash Flows from Financing Activities:
Proceeds from Issuance of Registered Capital Stock	721,495
Proceeds from Loans Payable - Related Parties	211,781

Net Cash Provided by Financing Activities	933,276

Effect of Exchange Rate Changes on Cash	13,665

Net Increase in Cash and Cash Equivalents	17,084

Cash and Cash Equivalents - Beginning of Period	-

Cash and Cash Equivalents - End of Period	$17,084

Supplemental Disclosures of Cash Flow Information:
Interest Paid	$-
Income Taxes Paid	$-

Supplemental Disclosure of Non-Cash Financing Activities:
Preferred Stock Issued in Connection with Recapitalization	$5,000

The accompanying notes are an integral part of these financial statements.

PAY88, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -	Description of Business and Basis of Presentation

Organization

The Company was originally incorporated on March 22, 2005 under the laws of the State of New Hampshire as Pay88, Ltd. On July 7, 2005, Pay88, Inc. a Nevada corporation, was formed. Subsequently, the New Hampshire corporation was merged with and into the Nevada corporation. On September 5, 2006, Pay88, Inc. (“Pay88”) entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Chongqing Qianbao Technology Ltd., a limited Liability company organized under the laws of the People’s Republic of China (“Qianbao”), Ying Bao (“Bao”), and Chongqing Yahu Information Development Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“Yahu”; and together with Bao, the “Qianbao Shareholders”). Pursuant to the Share Purchase Agreement, Pay88 agreed to acquire Qianbao at a closing held simultaneously therewith by purchasing from the Qianbao Shareholders all of their respective shares of Qianbao’s registered capital stock, which represent 100% of the issued and outstanding registered capital stock of Qianbao. In consideration therefore, Pay88 agreed to issue to the Qianbao Shareholders an aggregate of 5,000,000 shares of Pay88 Series A Convertible Preferred Stock, to be allocated between the Qianbao Shareholders as follows: 4,950,000 shares to Yahu and 50,000 shares to Bao. Mr. Tao Fan, a brother of Mr. Guo Fan, a director and officer of Pay88, is the Chief Executive Officer of Yahu and owns 5% of its issued shares of capital stock.

The 5,000,000 shares of Pay88 Series A Preferred Stock is convertible into 14,000,000 shares of Pay88 common stock. The holders of shares of Series A Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which such shares of Series A Preferred Stock could be converted. With the issuance of the 5,000,000 shares of Pay88 Series A Preferred Stock, Qianbao’s stockholders have voting control of Pay88 (approximately 58%) and therefore the acquisition was accounted for as a reverse acquisition. The combination of the two companies is recorded as a recapitalization of Qianbao pursuant to which Qianbao is treated as the continuing entity although Pay88 is the legal acquirer. The consolidated financial statements include the operations of Qianbao from April 24, 2006 (inception) to December 31, 2006, and the operations of Pay88 from September 6, 2006 to December 31, 2006.

Qianbao was incorporated on April 24, 2006 in Chongqing, China. Qianbao is currently primarily engaged in the sale of prepaid telephone cards and prepaid online video game cards that allow the user to play online video games for designated allotted times. Qianbao also intends to build a web distribution platform to provide effective services for connecting diversified service providers and consumer product suppliers to retailers and consumers in the Chinese market.

Pay88, Inc. and Chongqing Qianbao Technology Ltd. are hereafter collectively referred to as “the Company”.

Going Concern

The Company incurred a net loss of $297,764 for the period April 24, 2006 (inception) to December 31, 2006. In addition, the Company had a working capital deficiency of $140,018 at December 31, 2006. These factors raise substantial doubt about the Company's ability to continue as a going concern.

PAY88, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -	Basis of Presentation (Continued)

Going Concern (Continued)

There can be no assurance that sufficient funds will be generated during the next year or thereafter from operations or that funds will be available from external sources such as debt or equity financings or other potential sources. The lack of additional capital could force the Company to curtail or cease operations and would, therefore, have a material adverse effect on its business. Furthermore, there can be no assurance that any such required funds, if available, will be available on attractive terms or that they will not have a significant dilutive effect on the Company's existing stockholders.

During the period April 24, 2006 (inception) to December 31, 2006, the Company relied heavily for its financing needs on two of its officers and significant stockholders. In addition, the Company obtained financing through the sale of registered capital shares of Qianbao.

During the period April 24, 2006 (inception) to December 31, 2006 the Company:

•	Received approximately $212,000 in advances from two of its officers and significant stockholders;
•	Received approximately $721,000 from the initial and subsequent investments in connection with the founding of Qianbao.

The Company is attempting to address its lack of liquidity by raising additional funds, either in the form of debt or equity or some combination thereof. The Company is attempting to expand its game card and phone card sales and provide additional internet services. There can be no assurances that the Company will be able to raise the additional funds it requires and/or achieve its business goals.

The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 2 -	Summary of Significant Accounting Policies

Principals of Consolidation

The accompanying consolidated financial statements included the accounts of Pay88 (Parent) and its wholly owned subsidiary (“Qianbao”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

PAY88, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -	Summary of Significant Accounting Policies (Continued)

Inventories

Inventories consist primarily of purchased game and phone cards. Inventories are carried at the lower of cost or market using the first-in, first-out method.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets.

Revenue Recognition

For revenue from product sales, the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” (“SAB No. 104”), which superseded Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (“SAB No. 101”). SAB No. 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgment regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company recognized a bad debt provision of $1,214 for the period ended December 31, 2006.

Advertising Costs

Advertising costs are expensed as incurred. Adverting costs amounted to $19,773 for the period ended December 31, 2006.

Research and Development

Research and development costs are expensed as incurred.

Website Development Costs

Website development costs are expensed as incurred.

Income Taxes

The Company accounts for income taxes using the asset and liability method described in SFAS No. 109, “Accounting For Income Taxes”, the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax bases of the Company’s assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

PAY88, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 -	Summary of Significant Accounting Policies (Continued)

Foreign Currency Translation

The financial statements of the Company are translated pursuant to Statement of Financial Accounting Standards (SFAS) No. 52 - “Foreign Currency Translation.” Qianbao is located and operated in China. The Chinese Yuan is the functional currency. The financial statements of Qianbao is translated to U.S. dollars using month-end rates of exchange for assets and liabilities, and average rates of exchange for revenues, costs and expenses. Translation gains and losses are deferred and recorded in accumulated other comprehensive income as a component of stockholders’ equity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Net Loss Per Common Share

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. The common stock issued and outstanding with respect to the pre-merger Pay88 stockholders has been included since April 24, 2006.

Diluted loss per share is computed similarly to basic loss per share except that it includes the potential dilution that could occur if dilutive securities were converted. Accordingly, dilutive loss per share includes the conversion of 5,000,000 shares of Pay88 Series A Convertible Preferred Stock into 14,000,000 shares of Pay88 common stock.

Fair Value of Financial Instruments

The carrying amounts of the Company’s cash, accounts receivable, accounts payable, and notes and loans payable approximate fair value because of the immediate or short-term maturity of these financial instruments.

Recently Issued Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“Interpretation No. 48”). Interpretation No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” Interpretation No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Interpretation No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Interpretation No. 48 is effective beginning January 1, 2007. The Company believes that the adoption of Interpretation No. 48 will not have a material impact on its financial statements.

PAY88, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 -	Property and Equipment

Property and equipment is summarized as follows:

		Estimated Useful
		Lives
Office Units and Improvements	$393,233	31Years
Furniture and Fixtures	7,745	5 Years
Office Equipment	78,856	3 Years
Software	16,992	3 Years
Automobile	6,339	5 Years
	503,165
Less: Accumulated Depreciation	16,165
	$487,000

Depreciation expense was $16,165 for the period ended December 31, 2006.

The Company purchased three units of office space in July 2006 in Chongqing China. In the People’s Republic of China, land is owned by the State. The right for the Company to use the land expires in 2037 and may be extended at that time.

NOTE 4 -	Loans Payable - Related Parties

Loans payable to related parties consist of the following:

Loans payable to the Company’s Chief Executive Officer,
bearing interest at 5% per annum and payable on demand	$130,006

Loans payable to the Company’s Chief Operating Officer,
bearing interest at 2% per annum and payable on demand	157,815
$287,821

NOTE 5 -	Note Payable - Related Party

Note payable to the Company’s Chief Executive Officer in the amount of $80,385 bears interest at 5% per annum and is payable on August 31, 2008.

Maturities of this long-term debt are as follows:
During the Year Ending
December 31,
2007	$-
2008	80,385
$80,385

PAY88, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 -	Commitments and Contingencies

Yahu Agreement

On August 3, 2005, the Company entered into a five year agreement with Chongqing Yahu Information Limited (“Yahu”). Yahu is a Chinese corporation formed by Mr. Tao Fan, a brother of Mr. Guo Fan, a significant stockholder, director and officer of the Company. As a result of the Share Purchase Agreement (see Note 1) Yahu owns 4,950,000 shares of Pay88 Series A Preferred Stock, representing approximately 53% voting control. The Agreement provides for two services to be provided to the Company by Yahu. The first service is the provision of all proprietary software needed to effectuate fund transfers between the U.S. and China. The second service to be provided is technical assistance in the areas of installation and future product support. This support includes assistance with all technical aspects of the software as well as problem resolution and general inquiries. Both of these services are to be provided to the Company by Yahu for a licensing fee that is based upon 20% of the gross fund transfer revenues. The fee is payable on a quarterly basis. The use of the software will enable the Company to provide wire transfers from the U.S. to China. Although this agreement is in force, it has been dormant and we presently have no intention to engage in the money transfer business.

Lack of Insurance

The Company currently has no insurance in force for its office facilities and operations and it cannot be certain that it can cover the risks associated with such lack of insurance or that it will be able to obtain and/or maintain insurance to cover these risks at economically feasible premiums.

NOTE 7 -	Stockholders’ Equity

At inception, Qianbao was formed with two stockholders, Yahu (99%) and an individual (1%). The initial capitalization was $362,790 of which Yahu contributed $350,280 and the individual contributed $12,510. Subsequently, there was an additional capital contribution of $358,705 of which Yahu contributed $358,420 and the individual contributed $285.

Pursuant to the Share Purchase Agreement (see Note 1), on September 5, 2006 5,000,000 shares of Pay88 Series A Convertible Preferred Stock was issued to the stockholders of Qianbao in exchange for 100% of the registered capital shares of Qianbao. The 5,000,000 shares of Pay88 Series A Preferred Stock is convertible into 14,000,000 shares of Pay88 common stock. The holders of shares of Series A Preferred Stock are entitled to the number of votes equal to the number of shares of common stock into which such shares of Series A Preferred Stock could be converted.

The Company’s Board of Directors may, without further action by the Company’s stockholders, from time to time, direct the issuance of any authorized but unissued or unreserved shares of preferred stock in series and at the time of issuance, determine the rights, preferences and limitations of each series. The holders of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the common stock. Furthermore, the board of directors could issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of the common stock.

PAY88, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 -	Related Party Transactions

Rent

The Company rents office space in New Hampshire owned by an officer of the Company for $200 per month on a month to month basis. Rent expense amounted to $800 for the period ended December 31, 2006.

Accounts Payable

Included in accounts payable at December 31, 2006 is accrued interest payable amounting to $10,294 on a note and loans payable (see Notes 4 and 5) to two officers and significant stockholders and rent payable to an officer amounting to $4,200.

Purchase of Equipment

The Company purchased computer equipment and fixtures in the amount of $41,074 from Chongqing Yahu Information Development Co. Ltd. The purchase price of the equipment was assessed and decided by an independent third party to be at fair value.

Relationships

On February 1, 2007, the board of directors of the Company appointed Mr. Tao Fan as the Chief Operating Officer of the Company. Mr. Tao Fan is the Chief Executive Officer and Chairman of the Board of Directors of Qianbao, our wholly-owned subsidiary. Mr. Tao Fan is also the Chief Executive Officer of Yahu, a principal shareholder of the Company. Mr. Tao Fan is the brother of Mr. Guo Fan, the Chief Executive Officer of the Company.

NOTE 9 -	Concentration of Credit Risk

The Company maintains cash balances in various banks in China. Currently, no deposit insurance system has been set up in China. Therefore, the Company will bear a risk if any of these banks become insolvent. As of December 31, 2006, the Company’s uninsured cash balance was $16,955.

NOTE 10 -	Income Taxes

At December 31, 2006, the Company had available a net-operating loss carry-forward for Federal tax purposes of approximately $248,000, which may be applied against future taxable income, if any, from 2025 to 2026. Certain significant changes in ownership of the Company may restrict the future utilization of these tax loss carry-forwards.

PAY88, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 -	Income Taxes

At December 31, 2006, the Company had available a foreign net-operating loss carryforward of approximately $270,000, which may be applied against future foreign taxable income, if any, through 2011. The utilization of the foreign tax loss carryforwards are subject to the tax regulations of China, which, among other things, may require approval by the tax regulation agency of the utilization.

At December 31, 2006, the Company has a deferred tax asset of approximately $186,000 representing the benefit of its federal, state and foreign net operating loss carry-forwards. The Company has not recognized the tax benefit because realization of the tax benefit is uncertain and thus a valuation allowance has been fully provided against the deferred tax asset. The difference between the Federal Statutory Rate of 34% and the Company’s effective tax rate of 0% is due to an increase in the valuation allowance of approximately $30,000.

NOTE 11 -	Subsequent Events

Employment Agreements

Effective February 1, 2007, the Company entered into an Employment Agreement with Mr. Guo Fan (“Guo’s Agreement”), which memorialized the employment of Mr. Guo Fan on a full time basis as its Chairman, President and Chief Executive Officer. Pursuant to Guo’s Agreement, Mr. Guo Fan will receive an annual salary of $100,000 during the five-year term commencing on February 1, 2007. Guo’s Agreement also provides that if Mr. Guo Fan’s employment is terminated without cause at any time within the five year term, the Company shall pay Mr. Guo Fan his salary through January 31, 2012.

Effective February 1, 2007, the Company entered into an Employment Agreement with Mr. Tao Fan (“Tao’s Agreement”), pursuant to which Mr. Tao Fan was employed as the Chief Operating Officer of the Company. Tao’s Agreement provides that if Mr. Tao Fan’s employment is terminated without cause at any time within the five year term commencing on February 1, 2007, the Company shall pay Mr. Tao Fan his salary through January 31, 2012.

Both agreements provide for reimbursement of business expenses, directors’ and officers’ insurance coverage and other additional benefits including but not limited to pension or profit sharing plans and insurance. The Company also agrees to defend the Executives from and against any and all lawsuits initiated against the Company and/or the Executives.